Exhibit (a)(1)(i)

OFFER TO PURCHASE FOR CASH
ALL OUTSTANDING SHARES OF COMMON STOCK
OF
HAMPSHIRE GROUP, LIMITED
AT
$5.55 NET PER SHARE
BY
NAF ACQUISITION CORP.
A WHOLLY-OWNED SUBSIDIARY OF
NAF HOLDINGS II, LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MARCH 27, 2009, UNLESS THE OFFER IS EXTENDED.

NAF Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NAF Holdings II, LLC, a Delaware limited liability company (“NAF”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Hampshire Group, Limited, a Delaware corporation (“Hampshire”), at a purchase price of $5.55 per Share (the “Offer Price”), net to the holder thereof in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”; which together with the Offer to Purchase, as each may be amended or supplemented from time to time, constitute the “Offer”).

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 23, 2009 (as may be amended from time to time, the “Tender Offer Agreement”), by and among NAF, NAF Acquisition Corp. and Hampshire. The Tender Offer Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, NAF Acquisition Corp. will be merged with and into Hampshire, with Hampshire continuing as the surviving corporation, wholly-owned by NAF (the “Merger”). Each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Hampshire, if any, by NAF or NAF Acquisition Corp., or their wholly-owned subsidiaries, all of which will be cancelled and retired and shall cease to exist, and Shares held by stockholders who exercise appraisal rights under Delaware law), will be converted in the Merger into the right to receive the Offer Price (or any higher price per share that is paid in the Offer), without interest thereon and less any required withholding taxes.

This Offer is not subject to any financing condition. The Offer is subject to various conditions. See “THE TENDER OFFER — Section 12. Certain Conditions of the Offer.” You should read this entire document carefully before deciding whether to tender your shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the merits or fairness of such transaction or passed upon the adequacy or accuracy of the information contained in this Offer to Purchase. Any representation to the contrary is a criminal offense.

February 27, 2009

IMPORTANT

If you are a stockholder that wishes to tender all or any portion of your Shares, you should do one of the following, as applicable:

•	Complete and sign the enclosed Letter of Transmittal and enclose all the documents required pursuant to its instructions, including your Share certificates and any required signature guarantees, and mail or deliver them to The Colbent Corporation, the Depositary, at the address listed on the back cover of this Offer to Purchase;

•	Follow the procedure for book-entry transfer of Shares set forth in “THE TENDER OFFER — Section 3. Procedure for Tendering Shares;” or

•	Request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction on your behalf. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to tender those Shares.

If you wish to tender Shares and your certificates for such Shares are not immediately available, or you cannot comply with the procedure for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary prior to the expiration of the Offer, you may tender your Shares by following the procedures for guaranteed delivery set forth in “THE TENDER OFFER — Section 3. Procedure for Tendering Shares.”

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and/or the related Letter of Transmittal may be directed to the Information Agent. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

THE INFORMATION AGENT FOR THE OFFER IS:

The date of this Offer to Purchase is

February 27, 2009

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SUMMARY TERM SHEET

This summary highlights important and material information contained in this Offer to Purchase. This summary is intended to be an overview only and may not contain all of the information that is important to you. Because the information in this summary is not complete and additional important information is contained in the remainder of this Offer to Purchase and the related Letter of Transmittal, you should read carefully this entire Offer to Purchase, the appendices to this Offer to Purchase, documents incorporated by reference or otherwise referred to herein and the related Letter of Transmittal to fully understand the terms of the Offer. Section and heading references are included to direct you to a more complete description of the topics contained in this summary.

The Offer; The Offer Price

NAF Acquisition Corp., a wholly-owned subsidiary of NAF, is offering to purchase all of the Shares of Hampshire, at a price of $5.55 per Share, net to you in cash, without interest thereon and less any required withholding taxes, subject to the terms and conditions set forth in this Offer to Purchase and the related Letter of Transmittal. The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer, at least one (1) Share more than 90% of the Shares then outstanding on a fully diluted basis, when added to the Shares owned by NAF or NAF Acquisition Corp. and the maximum number of Top-Up Option Shares (as defined below) issuable (after giving effect to such issuance) (“Minimum Tender Condition”). The Offer is also conditioned upon, among other things, certain consents being obtained and Hampshire having available funds free and clear of all liens and in an amount no less than $38,000,000 (less certain amounts designated by NAF) in its accounts or deposited into escrow at the expiration of the Offer. See “THE TENDER OFFER — Section 1. Terms of the Offer” for a description of the terms of the Offer. You may tender your Shares until 12:00 midnight, New York City time, on March 27, 2009, which is the scheduled expiration date of the offering period, unless we decide to, or determine that we are required to, extend the offering period (as may be extended from time to time, the “Expiration Time”) or unless we decide to provide a subsequent offering period.

Approval; Fairness

The Offer has been commenced with the approval of Hampshire’s board of directors. See “THE TENDER OFFER — Section 9. Background of the Offer; Contacts with Hampshire” for more information. As soon as practicable following NAF’s filing with the U.S. Securities and Exchange Commission (“SEC”) and delivery of the Offer to Purchase to stockholders of Hampshire, Hampshire is to file with the SEC and deliver to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Hampshire’s position with respect to the Offer.

The Merger; Appraisal Rights

If the Offer is completed, NAF Acquisition Corp. will be merged with and into Hampshire. Under Section 253 of the Delaware General Corporation Law (the “DGCL”), NAF Acquisition Corp. may effect a “short form” merger without the affirmative vote of, or prior notice to, Hampshire’s board of directors or stockholders if it owns at least 90% of the Shares then issued and outstanding. If NAF Acquisition Corp. satisfies the Minimum Tender Condition and if the Merger takes place, Hampshire will become a wholly-owned subsidiary of NAF, and all the remaining stockholders of Hampshire (other than NAF or stockholders that are entitled to and who properly exercise appraisal rights under Delaware law) will receive $5.55 per Share in cash (or any other higher price per Share that is paid in the Offer). If NAF Acquisition Corp. does not satisfy the Minimum Tender Condition, Merger will not be consummated. Hampshire stockholders who do not tender their Shares in the Offer may exercise appraisal rights in accordance with Section 262 of the DGCL following notice of the Merger. See “THE TENDER OFFER — Section 13. Merger and Appraisal Rights” and Schedule B (“Section 262 of the Delaware General Corporation Law”) for more information on appraisal rights.

The Top-Up Option

Subject to satisfaction or waiver of all the conditions to the Offer set forth in the Tender Offer Agreement (as described herein), including the Minimum Tender Condition, Hampshire has granted to NAF and NAF Acquisition Corp. an irrevocable option to purchase (the “Top-Up Option”) at a price per Share equal to the highest price per share paid in the Offer (the “Top-Up Option Shares”) such number of Shares equal to the lesser of (A) the number of Shares that, when added to the number of Shares owned by NAF or NAF Acquisition Corp. at the time of such exercise, will constitute one (1) Share more than 90% of the total number of Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or (B) the aggregate number of Shares Hampshire is authorized to issue under its certificate of incorporation, but that are not issued and outstanding (and not otherwise subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

QUESTIONS AND ANSWERS ABOUT THE OFFER

Who is offering to purchase my Shares?

NAF Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NAF Holdings II, LLC, or NAF, a Delaware limited liability company, is offering to purchase all of the Shares of common stock of Hampshire Group, Limited, or Hampshire, as described in this Offer to Purchase.

NAF and NAF Acquisition Corp. were formed in January 2009 by Mr. Efrem Gerszberg for the sole purpose of conducting the Offer and the Merger and effecting the acquisition of the Shares. NAF and NAF Acquisition Corp. have not, and are not currently expected to, engage in any business other than in connection with maintaining their respective organization, their ownership of the Shares, the Offer and the Merger. NAF Holdings, LLC holds all the outstanding membership interests in NAF and is 95% owned, and is controlled by, Mr. Efrem Gerszberg, who is its Manager.

See “THE TENDER OFFER — Section 8. Certain Information Regarding Hampshire, NAF and NAF Acquisition Corp.” for further information about NAF, NAF Acquisition Corp. and Mr. Efrem Gerszberg.

Unless the context indicates otherwise, in this Offer to Purchase, we use the terms “us,” “we” and “our” to refer to NAF Acquisition Corp. and, where appropriate, NAF. We use the term “NAF” to refer to NAF Holdings II, LLC alone, the term “NAF Acquisition Corp.” to refer to NAF Acquisition Corp. alone and the terms “Hampshire” to refer to Hampshire Group, Limited.

How many Shares is NAF Acquisition Corp. seeking to purchase?

We are seeking to purchase all of the outstanding shares of common stock, par value $0.10 per share, of Hampshire. Unless the context requires otherwise, we refer to each share of common stock of Hampshire as a “Share”. See “INTRODUCTION” and “THE TENDER OFFER — Section 1. Terms of the Offer.”

How much is NAF Acquisition Corp. offering to pay and what is the form of payment?

The purchase price is $5.55 in cash for each Share properly and timely tendered and not properly withdrawn, without interest and less any required withholding taxes. See “THE TENDER OFFER — Section 1. Terms of the Offer” for information about the terms of the Offer.

Will I have to pay any fees or commissions?

If you are the record owner of your Shares and you tender your Shares in the Offer, you will not have to pay brokerage fees or similar expenses. If you own your Shares through a broker, dealer, bank, trust company or other nominee, and your nominee tenders your Shares on your behalf, your nominee may charge you a fee for doing so. You should consult your broker, dealer, bank, trust company or other nominee to determine whether any changes will apply. See “THE TENDER OFFER — Section 3. Procedure for Tendering Shares” for information about tendering your Shares.

Does NAF Acquisition Corp. have the financial resources to make payment?

We estimate that the total amount of funds necessary to purchase all of the Shares pursuant to the Offer and to consummate the Merger will be approximately $30,353,866. Pursuant to the terms of a commitment letter dated February 23, 2009, KEBA, LLC, a Delaware limited liability company, has agreed to provide a loan in an amount up to $31,000,000 to NAF Acquisition Corp. to consummate the Offer and the Merger. NAF Acquisition Corp. will obtain sufficient funds to consummate the purchase of the Shares in the Offer and the Merger, subject to KEBA, LLC honoring its commitment and satisfaction or waiver of all the conditions to the Offer set forth in the Tender Offer Agreement and other conditions (as described herein). The purchase price for any Shares issued upon the exercise of the Top-Up Option will be paid by NAF or NAF Acquisition Corp., at their election, either entirely in cash or by executing and delivering to Hampshire a promissory note having a principal amount equal to the purchase price for the Top-Up Option Shares. The Offer is not conditioned upon the receipt of financing by NAF Acquisition Corp. or NAF. See “THE TENDER OFFER — Section 11. Source and Amount of Funds.”

Is the financial condition of NAF Acquisition Corp. relevant to my decision to tender my Shares in the Offer?

No. We do not think our financial condition is relevant to your decision regarding whether to tender Shares and accept the Offer because:

•	the consideration being offered for the Shares consists wholly of cash;

•	we will have sufficient funds available to purchase all Shares successfully tendered in the Offer subject to KEBA, LLC honoring its commitment and satisfaction or waiver of all the conditions to the Offer set forth in the Tender Offer Agreement and other conditions (as described herein);

•	the Offer is not subject to any financing condition; and

•	if we consummate the Offer, we expect to acquire any remaining Shares for the same cash price in the Merger.

See “THE TENDER OFFER — Section 11. Source and Amount of Funds.”

Is there an agreement governing the Offer?

Yes. NAF Acquisition Corp., NAF and Hampshire have entered into an Agreement and Plan of Merger dated as of February 23, 2009 (the “Tender Offer Agreement”). The Tender Offer Agreement provides, among other things, for the terms and conditions of the Offer and the subsequent Merger. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement” and “THE TENDER OFFER — Section 12. Certain Conditions of the Offer.”

What are the most significant conditions of the Offer?

The Offer is conditioned upon there being validly tendered and not withdrawn prior to the expiration of the Offer, at least one (1) Share more than 90% of the Shares then outstanding on a fully diluted basis, when added to the Shares owned by NAF or NAF Acquisition Corp. and the maximum number of Top-Up Option Shares issuable (after giving effect to such issuance) (“Minimum Tender Condition”). The Offer is also conditioned upon, among other things, certain consents being obtained and Hampshire having available funds free and clear of all liens and in an amount no less than $38,000,000 (less certain amounts designated by NAF) in its accounts or deposited into escrow at the expiration of the Offer. Assuming the Minimum Tender Condition is satisfied, Hampshire has granted to us the option to purchase all authorized but unissued Shares from Hampshire that would enable us to hold one share more than 90% of Hampshire’s outstanding common stock. See “THE TENDER OFFER — Section 12. Certain Conditions of the Offer” and “What is the Top-Up Option and when can it be exercised?” below for more information.

Why is NAF Acquisition Corp. making the Offer?

We are making the Offer in order to obtain control of, and acquire the entire equity in, Hampshire. Pursuant to the Tender Offer Agreement, we are required to commence the Offer as the first step in our plan to acquire all of the outstanding Shares of Hampshire. After completion of the Offer and the satisfaction or waiver of certain conditions, NAF Acquisition Corp. will be merged with and into Hampshire and Hampshire will be the surviving corporation. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

Has the Offer been approved by the Hampshire board of directors?

The Offer has been commenced with the approval of Hampshire’s board of directors. As soon as practicable following the filing of this Offer to Purchase with the Securities and Exchange Commission (the “SEC”), Hampshire is to file with the SEC and deliver to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Hampshire’s position with respect to the Offer. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

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What does Hampshire’s board of directors think of the Offer?

The Hampshire board of directors, among other things, has (i) approved and declared advisable the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (ii) determined that the terms of the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to and in the best interests of Hampshire and the stockholders of Hampshire. The board of directors of Hampshire recommends that the holders of the Shares accept the Offer and tender their Shares to NAF Acquisition Corp. pursuant to the Offer.

A more complete description of the reasons of the Hampshire Board’s approval of the Offer and the Merger is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 that is to be filed and delivered to stockholders by Hampshire as soon as practicable following NAF’s filing with the SEC and delivery of this Offer to Purchase to stockholders of Hampshire.

How long do I have to decide whether to tender in the initial offering period?

You may tender your Shares until 12:00 midnight, New York City time, on March 27, 2009, which is the scheduled expiration date of the offering period, unless we decide to, or determine that we are required to, extend the offering period (as may be extended from time to time, the “Expiration Time”) or unless we decide to provide a subsequent offering period. Further, if you cannot timely deliver everything that is required in order to make a valid tender by the Expiration Time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See “THE TENDER OFFER — Section 3. Procedure for Tendering Shares” for information about tendering your Shares.

Can the Offer be extended and under what circumstances?

Yes. We have agreed in the Tender Offer Agreement that, if any of the conditions to the Offer have not been satisfied or waived, we will extend the Offer beyond March 27, 2009 until the satisfaction or waiver of these conditions if such conditions may, in the reasonable judgment of NAF, be satisfied prior to June 23, 2009. Notwithstanding the foregoing, either NAF or Hampshire may terminate the Tender Offer Agreement at any time after June 23, 2009; provided, that a party who is the principal cause of the conditions of the Offer not being satisfied or the Shares not having been accepted for payment will not be able to exercise this termination right.

We have agreed in the Tender Offer Agreement that if, at the scheduled expiration date of the Offer, the Minimum Tender Condition has been met, but the other conditions for the Offer have not been satisfied or waived, then we may extend the expiration date of the Offer (if permitted under applicable law) for up to two periods, each for up to five (5) business days.

Will there be a subsequent offering period?

Following the satisfaction or waiver of all the conditions to the Offer and the acceptance of and payment for all the Shares tendered during the offering period, we may elect to provide a subsequent offering period of a number of days, during which time stockholders whose Shares have not been tendered for payment may tender, but not withdraw, their Shares and receive payment therefor. This subsequent offering period is different from an extension of the original offering period discussed above. Under the federal securities laws, we are not permitted to provide a subsequent offering period of more than 20 business days. We currently do not intend to include a subsequent offering period, although we reserve the right to do so. See “THE TENDER OFFER — Section 1. Terms of the Offer” and “THE TENDER OFFER — Section 4. Rights of Withdrawal” for more information concerning any subsequent offering period.

How will I be notified if the Offer is extended?

If we decide to extend the Offer, we will notify you by issuing a press release or other public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the business day following the scheduled Expiration Time, stating the extended expiration date and the approximate number of Shares tendered to date. Without limiting the manner in which it may choose to make any press release or other public announcement, NAF Acquisition Corp. currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC. During any extension of the Offer, all Shares previously tendered and not withdrawn will remain subject to the terms of the Offer, including your right to withdraw your Shares from the Offer. See “THE TENDER OFFER — Section 1. Terms of the Offer” for information about extension of the Offer.

How do I tender my Shares?

If you hold the certificates representing your Shares, you should complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it, including your certificates and any required signature guarantees, and mail or deliver them to The Colbent Corporation, which we refer to herein as the “Depositary,” at the address listed on the back cover of this Offer to Purchase. You may also tender your Shares by following the procedures for book-entry transfer of Shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction on your behalf. If your broker holds your Shares for you in “street name,” you must instruct your broker to tender such Shares on your behalf. If you cannot comply with any of these procedures, you still may be able to tender your Shares by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to Expiration Time. See “THE TENDER OFFER — Section 3. Procedure for Tendering Shares” for more information on the procedures for tendering your Shares.

If I accept the Offer, when will I get paid?

If the conditions are satisfied and we consummate the Offer and accept your validly tendered Shares for payment, you will receive a check in an amount equal to the number of Shares you tendered multiplied by the Offer Price of $5.55, without interest and less any required withholding taxes, promptly following expiration of the Offer. See “THE TENDER OFFER — Section 3. Procedure for Tendering Shares.”

Until what time can I withdraw previously tendered Shares?

The tender of your Shares may be withdrawn at any time prior to the Expiration Time, unless extended. There will be no withdrawal rights during any subsequent offering period. See “THE TENDER OFFER — Section 4. Rights of Withdrawal” and “Can the Offer be extended and under what circumstances?” above for more information.

How do I withdraw previously tendered Shares?

You must deliver a written notice of withdrawal to the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase. The notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. If you tendered your Shares by giving instructions to your broker, dealer, bank, trust company or other nominee, you must instruct your broker, dealer, bank, trust company or other nominee to arrange for the withdrawal of your Shares. For complete information about the procedures for withdrawing your previously tendered Shares, See “THE TENDER OFFER — Section 4. Rights of Withdrawal.”

Does NAF or NAF Acquisition Corp. currently own any Shares?

No.

What is the Top-Up Option and when can it be exercised?

Hampshire has granted us an irrevocable option (the “Top-Up Option”) to purchase from Hampshire, at a price per Share equal to the Offer Price, the lesser of (A) the number of Shares that, when added to the number of Shares owned by NAF or NAF Acquisition Corp. at the time of such exercise, will constitute one (1) Share more than 90% of the total number of Shares then outstanding on a fully diluted basis (assuming the issuance of the Shares purchased under the Top-Up Option) or (B) the aggregate number of Shares that Hampshire is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. The Top-Up Option may be exercised by NAF or NAF Acquisition Corp., in whole (but not in part), at any time after the acceptance for payment by NAF Acquisition Corp. of the Shares pursuant to the Offer and prior to the earlier to occur of (1) the effective time of the Merger and (2) the termination of the Tender Offer Agreement. The aggregate purchase price payable for the Shares being purchased by NAF or NAF Acquisition Corp. pursuant to the Top-Up Option may be paid either entirely in cash or by executing and delivering to Hampshire a promissory note having a principal amount equal to the purchase price.

The obligation of Hampshire to issue Shares in connection with the exercise of the Top-Up Option is subject to the conditions that (i) the Minimum Tender Condition has been satisfied; (ii) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the Shares in respect of such exercise; (iii) the issuance of Shares pursuant to the Top-Up Option would not require approval of Hampshire’s stockholders under applicable law or regulation; and (iv) NAF or NAF Acquisition Corp. has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn. The Top-Up Option is intended to expedite the timing of the completion of the Merger by permitting us to effect a “short-form” merger pursuant to applicable Delaware law. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

If NAF Acquisition Corp. owns at least one (1) Share more than 90% of the Shares after consummation of the Offer and the exercise of the Top-Up Option, what are its plans with respect to the Shares that are not tendered in the Offer?

If NAF Acquisition Corp. owns at least one (1) Share more than 90% of the Shares then issued and outstanding after consummation of the Offer and exercise of the Top-Up Option, NAF Acquisition Corp. will be merged with and into Hampshire, under the “short form” merger provision of Section 253 of the DGCL, and holders of Shares that were not tendered in the Offer will receive $5.55 per Share in cash (or any other higher price per Share that is paid in the Offer), subject to such stockholders’ right to demand an appraisal of their Shares pursuant to Section 262 of the DGCL. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement” and “THE TENDER OFFER — Section 13. Merger and Appraisal Rights.”

If the Offer is consummated, will Hampshire continue as a public company?

No. Following the purchase of Shares in the Offer, we expect to consummate the Merger. If the Merger takes place, Hampshire no longer will be publicly owned. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may not be an active public trading market for Hampshire common stock, and Hampshire may be able to voluntarily file a Form 15 terminating SEC reporting obligations under Section 13 of the Securities Exchange Act, in which case Hampshire may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies. See “THE TENDER OFFER — Section 7. Certain Effects of the Offer and Merger.”

Will there be a change in Hampshire’s board of directors following the Offer?

Under the terms of the Tender Offer Agreement, following the purchase of the Shares pursuant to the Offer, promptly following a request by NAF, Hampshire will use its best efforts (including by amending its bylaws) to cause the individuals so designated by NAF to be elected or appointed to the board of directors, including (at the election of NAF) by increasing the size of the board of directors and/or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by NAF to be elected or appointed to Hampshire’s board of directors. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

What are the United States Federal Income Tax Consequences if I tender my Shares?

Sales of Shares pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger will be taxable transactions for Federal income tax purposes and may also be taxable under applicable state, local and other tax laws. See “THE TENDER OFFER — Section 5. Certain Material U.S. Federal Income Tax Considerations.” for more information.

What is the market value of my Shares as of a recent date?

On February 23, 2009, the last trading day prior to the public announcement of the Offer, the closing price of Hampshire common stock reported on the OTC Bulletin Board was $1.85 per Share. On February 26, 2009, the last full trading day prior to the commencement of the Offer for which information was available prior to the production of this Offer to Purchase, the closing price of Hampshire common stock reported on the OTC Bulletin Board was $4.95 per share. You should obtain a recent market quotation for the Shares before deciding whether to tender your Shares. See “THE TENDER OFFER — Section 6. Price Range of Shares” for recent high and low sales prices for Hampshire common stock.

Will I have appraisal rights in connection with the Offer?

No appraisal rights will be available to you in connection with the Offer. However, stockholders will be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer, subject to and in accordance with Delaware law. Stockholders must properly perfect their right to seek appraisal under Delaware law in connection with the Merger in order to exercise appraisal rights. See “THE TENDER OFFER — Section 13. Merger and Appraisal Rights” and Schedule B (“Section 262 of the Delaware General Corporation Law”).

Who can I talk to if I have questions about the Offer?

If you have questions or you need assistance you should contact the Information Agent at the following address and telephone number:

D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
Toll Free: (800) 431-9643
Banks and Brokers may call: (212) 269-5550

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To the Holders of Shares of Common Stock of Hampshire Group, Limited:

INTRODUCTION

NAF Acquisition Corp., a Delaware corporation (“NAF Acquisition Corp.”) and a wholly-owned subsidiary of NAF Holdings II, LLC, a Delaware limited liability company (“NAF”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of Hampshire Group, Limited, a Delaware corporation (“Hampshire”), at a purchase price of $5.55 per Share (the “Offer Price”), net to the holder thereof in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”). The Offer to Purchase and the Letter of Transmittal, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer.” The scheduled expiration date of the offering period is 12:00 midnight, New York City time, on March 27, 2009 (as may be extended from time to time, the “Expiration Time”).

Tendering stockholders will not be obligated to pay brokerage fees or commissions or, subject to the Letter of Transmittal, transfer taxes on the purchase of Shares by NAF Acquisition Corp. pursuant to the Offer. NAF Acquisition Corp. will pay all charges and expenses of The Colbent Corporation (the “Depositary”), and NAF and NAF Acquisition Corp. will pay all charges and expenses of D.F. King & Co., Inc. (the “Information Agent”).

We are making the Offer pursuant to an Agreement and Plan of Merger, dated as of February 23, 2009 (as may be amended from time to time, the “Tender Offer Agreement”), by and among NAF, NAF Acquisition Corp. and Hampshire. The Tender Offer Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer and subject to certain conditions, NAF Acquisition Corp. will be merged with and into Hampshire, with Hampshire continuing as the surviving corporation, wholly owned by NAF (the “Merger”). Pursuant to the Tender Offer Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held by Hampshire or its subsidiaries, which will be cancelled and retired and shall cease to exist, and other than any Shares held by stockholders who validly exercise their appraisal rights in connection with the Merger as described in “THE TENDER OFFER — Section 13. Merger and Appraisal Rights”), will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer, without interest thereon and less any required withholding taxes. The Tender Offer Agreement is more fully described in “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

The Offer is not subject to any financing conditions but is conditioned on a minimum number of Shares being tendered and certain other conditions. See “THE TENDER OFFER — Section 12. Certain Conditions of the Offer.”

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

Purpose of the Offer; the Merger

The Offer is being made pursuant to the Tender Offer Agreement. The purpose of the Offer is to acquire for cash as many outstanding Shares as necessary for NAF Acquisition Corp. to own at least one (1) share more than 90% of the Shares as a first step in acquiring the entire equity interest in Hampshire.

Pursuant to the Tender Offer Agreement and subject to satisfaction or waiver of all the conditions to the Offer set forth in the Tender Offer Agreement (as described herein), including the Minimum Tender Condition, Hampshire has granted to NAF Acquisition Corp. and NAF an irrevocable option to purchase (the “Top-Up Option”), at a price per share equal to the highest price per Share paid in the Offer (the “Top-Up Option Shares”), such number of Shares equal to the lesser of (A) the number of Shares that, when added to the number of Shares owned by NAF or NAF Acquisition Corp. at the time of such exercise, will constitute one (1) Share more than 90% of the total number of Shares then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or (B) the aggregate number of Shares Hampshire is authorized to issue under its certificate of incorporation, but that are not issued and outstanding (and not otherwise subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement.”

Pursuant to the Tender Offer Agreement, as soon as practicable after the consummation of the Offer and the exercise, if any, of the Top-Up Option, provided that NAF Acquisition Corp. then owns at least one (1) share more than 90% of the outstanding Shares of Hampshire capital stock, NAF Acquisition Corp. will effect a merger with Hampshire pursuant to the “short form” merger provisions of Section 253 of the Delaware General Corporation Law (“DGCL”) without prior notice to, or any action by, any other stockholder or the board of directors of Hampshire (the “Merger”). Following the Merger, Hampshire will be the surviving corporation, and the separate existence of NAF Acquisition Corp. shall cease. The Merger will result in each then-outstanding Share (other than Shares held by Hampshire, NAF or NAF Acquisition Corp., or their subsidiaries, or Shares, if any, held by stockholders who are entitled to and who properly exercise dissenters’ rights under Delaware law) being converted into the right to receive the same amount of cash consideration paid in the Offer. See “THE TENDER OFFER — Section 10. Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement” and “THE TENDER OFFER — Section 13. Merger and Appraisal Rights.”

THE HAMPSHIRE BOARD OF DIRECTORS HAS (I) APPROVED AND DECLARED ADVISABLE THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) DETERMINED THAT THE TERMS OF THE TENDER OFFER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO AND IN THE BEST INTERESTS OF HAMPSHIRE AND THE STOCKHOLDERS OF HAMPSHIRE AND (III) RECOMMENDED THAT THE HOLDERS OF THE SHARES ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER. ACCORDINGLY, THE BOARD OF DIRECTORS OF HAMPSHIRE RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO NAF ACQUISITION CORP. PURSUANT TO THE OFFER.

For factors considered by the board of directors of Hampshire, see Hampshire’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) that is to be filed as and delivered to stockholders by Hampshire soon as practicable following NAF’s filing with the U.S. Securities and Exchange Commission (“SEC”) and delivery of the Offer to Purchase to stockholders of Hampshire.

On February 23, 2009, Peter J. Solomon Company, L.P. delivered to the board of directors of Hampshire its written opinion, to the effect that, as of February 23, 2009 and based upon and subject to various assumptions made, matters considered and limitations set forth in such opinion, the consideration proposed to be received by the holders of Shares in connection with the Offer and the Merger pursuant to the Tender Offer Agreement was fair from a financial point of view to such holders. The full text of the written opinion of Peter J. Solomon, L.P., dated as of February 23, 2009, will be attached as an exhibit to Hampshire’s Schedule 14D-9, to be filed with the SEC and delivered to stockholders of Hampshire as soon as practicable following NAF’s filing with the SEC and delivery of this Offer to Purchase to stockholders of Hampshire.

The summary of Peter J. Solomon Company, L.P.’s opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of such opinion. We encourage holders of Shares to read Peter J. Solomon Company, L.P.’s opinion carefully and in its entirety. Peter J. Solomon, L.P.’s opinion is directed to Hampshire’s board of directors and addresses only the fairness, from a financial point of view, as of February 23, 2009, to the holders of Shares of the consideration proposed to be received by such holders in connection with the Offer and the Merger pursuant to the Tender Offer Agreement, was provided to the Hampshire board of directors in connection with its evaluation of the Offer and the Merger, does not address any other aspect of the Offer and the Merger and did not, and does not, constitute a recommendation to any holder of Shares or any other person as to whether such holder should accept the Offer or how such holder or person should act on any matter relating to any part of the Offer and the Merger.

THE TENDER OFFER

1.	Terms of the Offer

NAF Acquisition Corp. is offering to purchase all of the outstanding shares of common stock, par value $0.10 per Share, of Hampshire. According to Hampshire, as of the close of business on October 31, 2008, 5,469,165 Shares were issued and outstanding and no shares of preferred stock were issued or outstanding.

The purchase price is $5.55 for each Share of Hampshire common stock properly and timely tendered and not properly withdrawn, in cash, without interest thereon and less any required withholding taxes. If, on or before the Expiration Time, NAF Acquisition Corp. increases the Offer Price being paid for Shares accepted for payment in the Offer, such increased Offer Price will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in Offer Price.

NAF Acquisition Corp. expressly reserves the right, in its sole discretion, subject to the terms and conditions of the Tender Offer Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares and to terminate the Offer if, at the expiration of the Offer, any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events set forth in “THE TENDER OFFER — Section 12. Certain Conditions of the Offer”.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), NAF Acquisition Corp. will accept for payment and pay for all Shares validly tendered prior to the Expiration Time and not properly withdrawn as permitted under “THE TENDER OFFER — Section 4. Rights of Withdrawal.” The term “Expiration Time” means 12:00 midnight, New York City time, on March 27, 2009, unless NAF Acquisition Corp., in accordance with the Tender Offer Agreement, extends the period during which the Offer is open, in which event the term “Expiration Time” means the latest time and date at which the Offer, as so extended, expires.

The Tender Offer Agreement provides that NAF Acquisition Corp. shall (i) extend the Offer beyond the initial scheduled Expiration Time, which will be 20 business days following the date of commencement of the Offer, or any extension of the Expiration Time, if, at the scheduled Expiration Time, any of the conditions to the Offer shall not have been satisfied or earlier waived, to extend the Expiration Time until the date such conditions are satisfied or earlier waived and NAF Acquisition Corp. becomes obligated to accept for payment and pay for Shares tendered pursuant to the Offer if such conditions may, in the reasonable judgment of NAF, be satisfied prior to June 23, 2009; and (ii) extend the Offer for any period required by any rule, regulation or interpretation of the SEC or the staff thereof applicable to the Offer. If, at the Expiration Time, the Minimum Tender Condition has been met, but the other conditions for the Offer have not been satisfied or waived, then NAF shall cause NAF Acquisition Corp. to extend the Expiration Time (if permitted under applicable law) for up to two periods, each for up to five (5) business days. The term “Minimum Tender Condition” means the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer equals at least one (1) Share more than 90% of the Shares of common stock of Hampshire then outstanding on a fully diluted basis, when added to the Shares of common stock (if any) owned by NAF, NAF Acquisition Corp. or any of their respective affiliates upon the expiration of the Offer and the maximum number of Top-Up Option Shares issuable (after giving effect to the issuance thereof).

Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 A.M., New York City time, on the business day following the scheduled Expiration Time, stating the extended expiration date and the approximate number of Shares of Hampshire common stock tendered to date. Without limiting the manner in which it may choose to make any press release or other public announcement, NAF Acquisition Corp. currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

The Tender Offer Agreement further provides that, at the Expiration Date, NAF Acquisition Corp. may provide for a subsequent offering period in accordance with Rule 14d-11 of the Exchange Act of 1934, as amended (the “Exchange Act”), for up to 20 business days after acceptance by NAF Acquisition Corp. for payment of the Shares then tendered and not withdrawn pursuant to the Offer. In the event of a subsequent offering period, NAF

Acquisition Corp. will provide the required notice of such subsequent offering period and immediately accept for payment and promptly pay for all Shares validly tendered and not withdrawn as of such Expiration Time. During a subsequent offering period, tendering stockholders will not have withdrawal rights, and NAF Acquisition Corp. will immediately accept and promptly pay for any Shares tendered during the subsequent offering period.

NAF Acquisition Corp. does not currently intend to provide a subsequent offering period for the Offer, although it reserves the right to do so. If NAF Acquisition Corp. elects to provide or extend any subsequent offering period, a public announcement of such inclusion or extension will be made no later than 9:00 A.M., New York City time, on the business day following the scheduled Expiration Time, stating the extended expiration date and the approximate number of Shares tendered to date.

Holders of certificates for Shares of Hampshire common stock who wish to tender their Shares should complete and sign the enclosed Letter of Transmittal and enclose all the documents required by it, including the certificates and any required signature guarantees, and mail or deliver them to the Depositary at the address listed on the back cover of this Offer to Purchase. Holders may also tender Shares by following the procedures for book-entry transfer of shares, or by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction on their behalf. If a broker holds the Shares in “street name,” the stockholder must instruct the broker to tender such Shares on his behalf. If a stockholder cannot comply with any of these procedures, he may be able to tender the Shares by using the guaranteed delivery procedures described in this Offer to Purchase. In any case, the Depositary must receive all required documents prior to Expiration Time, unless extended. See “THE TENDER OFFER — Section 3. Procedure for Tendering Shares.”

Shares that are tendered may be withdrawn at any time prior to the Expiration Time, unless extended. Such stockholder wishing to withdraw Shares (or broker if the Shares are held in “street name”) must deliver a written notice of withdrawal to the Depositary at the address and telephone number listed on the back cover of this Offer to Purchase. The notice must include the name of the stockholder that tendered the Shares, the number of Shares to be withdrawn and the name in which the tendered Shares are registered. For complete information about the procedures for withdrawing your previously tendered Shares, See “THE TENDER OFFER — Section 4. Rights of Withdrawal.” There will be no withdrawal rights during any subsequent offering period.

If NAF Acquisition Corp. extends the Offer, is delayed in its acceptance for payment of Shares, is delayed in its payment for Shares (whether before or after its acceptance for payment for Shares) or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the rights of NAF Acquisition Corp. under the Offer, the Depositary may retain tendered Shares on behalf of NAF Acquisition Corp., and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under “THE TENDER OFFER — Section 4. Rights of Withdrawal.” However, the ability of NAF Acquisition Corp. to delay the payment for Shares that have been accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires NAF Acquisition Corp. to pay the Offer Price offered or return the Shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

The sale or exchange of the Shares for cash under the Offer or the Merger will be a taxable transaction to a stockholder that is a United States person for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, a stockholder that is a United States person who sells the Shares pursuant to the Offer or receives cash in exchange for the Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and such stockholder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered under the Offer or exchanged for cash under the Merger. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder. See “THE TENDER OFFER — Section 5. Certain Material U.S. Federal Income Tax Considerations.”

Hampshire has provided NAF Acquisition Corp. with Hampshire’s stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal, will be mailed to record holders of Shares whose names appear on Hampshire’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing. As soon as practicable following NAF’s filing with the SEC and delivery of this Offer to Purchase to stockholders of Hampshire, Hampshire is to file with the SEC and deliver to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Hampshire’s position with respect to the Offer.

NAF and NAF Acquisition Corp. expressly reserve the right, from time to time, subject to certain conditions, to waive any of the conditions to the Offer, to increase the Offer Price, or to make any other changes in the terms and conditions of the Offer. However, pursuant to the Tender Offer Agreement, neither NAF nor NAF Acquisition Corp. will, without the prior written consent of Hampshire, (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) amend or waive satisfaction of the Minimum Tender Condition, (iv) impose conditions to the Offer in addition to the conditions to the Offer set forth in the Tender Offer Agreement or (v) amend the conditions to the Offer set forth in the Tender Offer Agreement in any manner that is adverse to the holders of the Shares. See “THE TENDER OFFER — Section 12. Certain Conditions of the Offer.”

If NAF Acquisition Corp. makes a material change in the terms of the Offer or the information concerning the Offer or if NAF Acquisition Corp. waives a material condition of the Offer, it will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in the offer price or a change in the percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. Generally, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in the offer price or a change in the percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response.

2.	Acceptance for Payment and Payment for Shares

Upon the terms and subject to the conditions of the Offer (including the Offer conditions and, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), NAF Acquisition Corp. will accept for payment, and will pay for, Shares validly tendered and not withdrawn as promptly as practicable after the Expiration Time. If there is a subsequent offering period, all Shares tendered during the initial offering period will be immediately accepted for payment and promptly paid for following the expiration of the initial offering period and Shares tendered during a subsequent offering period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable SEC rules, NAF Acquisition Corp. expressly reserves the right to delay acceptance for payment of or payment for Shares in order to comply, in whole or in part, with any applicable law. See “THE TENDER OFFER — Section 12. Certain Conditions of the Offer.”

In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares (or a confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at the Depository (the “Book-Entry Transfer Facility”)), a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents. See “THE TENDER OFFER — Section 3. Procedure for Tendering Shares” for a description of the tender process, including a description of the Agent’s Message. Accordingly, tendering stockholders may be paid at different times depending on when Share certificates or Book-Entry Confirmation with respect to the Shares are actually received.

For purposes of the Offer, NAF Acquisition Corp. will be deemed to have accepted for payment Shares validly tendered and not withdrawn as, if and when NAF Acquisition Corp. gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for the tendering stockholders for the purpose of receiving payments from NAF Acquisition Corp. and transmitting such payments to the tendering stockholders. UNDER NO CIRCUMSTANCES WILL INTEREST ON THE

OFFER PRICE FOR TENDERED SHARES BE PAID, REGARDLESS OF ANY DELAY IN MAKING SUCH PAYMENT.

If any tendered Shares are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted for more Shares than are tendered, certificates for such unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures set forth in “THE TENDER OFFER — Section 3. Procedure for Tendering Shares,” such Shares will be credited to an account maintained with the Book-Entry Transfer Facility) as soon as practicable following expiration or termination of the Offer.

If, on or before the Expiration Time, NAF Acquisition Corp. increases the Offer Price being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in Offer Price.

Subject to the provisions of the Tender Offer Agreement, NAF Acquisition Corp. reserves the right to transfer or assign in whole or in part from time to time to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve NAF Acquisition Corp. of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

3.	Procedure for Tendering Shares

Valid Tender

To tender Shares pursuant to the Offer, (a) a duly executed Letter of Transmittal (or a facsimile thereof), properly completed in accordance with the instructions of the Letter of Transmittal, with any required signature guarantees, certificates for Shares to be tendered, and any other documents required by the Letter of Transmittal, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time, (b) such Shares must be delivered pursuant to the procedures for book-entry transfer described below (and the Book-Entry Confirmation of such delivery received by the Depositary, including an Agent’s Message (as defined herein) if the tendering stockholder has not delivered a Letter of Transmittal), prior to the Expiration Time, or (c) the tendering stockholder must comply with the guaranteed delivery procedures set forth below. The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that NAF Acquisition Corp. may enforce such agreement against the participant.

Book-Entry Delivery

The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility’s systems may make book-entry transfer of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer, either the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase by the Expiration Time, or the tendering stockholder must comply with the guaranteed delivery procedures described below. You may also tender your shares by having a broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If your broker holds your shares for you in “street name,” you must instruct your broker to tender your shares on your behalf.

DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

THE METHOD OF DELIVERY OF THE SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING STOCKHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT THE STOCKHOLDER USE PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal must be guaranteed by a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program or any other “eligible guarantor institution,” as such term is defined in Rule 17Ad-15 under the Exchange Act (each, an “Eligible Institution”). Signatures on a Letter of Transmittal need not be guaranteed (a) if the Letter of Transmittal is signed by the registered holders (which term, for purposes of this section, includes any participant in the Book-Entry Transfer Facility’s systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1, 5 and 7 of the Letter of Transmittal.

Guaranteed Delivery

A stockholder that desires to tender Shares pursuant to the Offer and whose certificates for Shares are not immediately available, or that cannot comply with the procedure for book-entry transfer on a timely basis, or that cannot deliver all required documents to the Depositary prior to the Expiration Time, may tender such Shares by following all of the procedures set forth below:

•	Such tender is made by or through an Eligible Institution;

•	A properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by NAF Acquisition Corp., is received by the Depositary, as provided below, prior to the Expiration Time;

•	The certificates for all tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal), and any other required documents, are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery (a “trading day” is any day on which the New York Stock Exchange is open for business); and

•	The Notice of Guaranteed Delivery is delivered by hand to the Depositary or is transmitted by facsimile transmission or mail to the Depositary and includes a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

Other Requirements

Notwithstanding any provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) certificates evidencing such Shares (or a timely Book-Entry Confirmation with respect to such Shares into the Book-Entry Transfer Facility), (b) a Letter of

Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST ON THE PURCHASE PRICE OF THE TENDERED SHARES BE PAID BY NAF ACQUISITION CORP., REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

Tender Constitutes an Agreement

The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering stockholder and NAF Acquisition Corp. upon the terms and subject to the conditions of the Offer.

Appointment

By executing a Letter of Transmittal as set forth above, the tendering stockholder irrevocably appoints the officers and designees of NAF Acquisition Corp. as such stockholder’s proxies, each with full power of substitution, to the full extent of such stockholder’s rights with respect to the Shares tendered by such stockholder and accepted for payment by NAF Acquisition Corp. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment is effective when, and only to the extent that, NAF Acquisition Corp. deposits the payment for such Shares with the Depositary. Upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such stockholder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). NAF Acquisition Corp.’s officers or designees will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they, in their sole discretion, may deem proper at any annual, special or adjourned meeting of the stockholders of Hampshire, by written consent in lieu of any such meeting or otherwise. NAF Acquisition Corp. reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon NAF Acquisition Corp.’s payment for such Shares, NAF Acquisition Corp. must be able to exercise full voting rights with respect to such Shares.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by NAF Acquisition Corp., in its sole discretion, which determination will be final and binding. NAF Acquisition Corp. reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of NAF Acquisition Corp., be unlawful. NAF Acquisition Corp. also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities relating thereto have been cured or waived. None of NAF Acquisition Corp., the Depositary, the Information Agent, or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. Interpretation by NAF Acquisition Corp. of the terms and conditions of the Offer (including the Letter of Transmittal and Instructions thereto) will be final and binding.

Backup Withholding

In order to avoid “backup withholding” of Federal income tax on payments of cash pursuant to the Offer, a stockholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such stockholder’s correct taxpayer identification number (“TIN”) on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding. If a stockholder does not provide such stockholder’s correct TIN or fails to provide the certifications described above, the Internal

Revenue Service (the “IRS”) may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the Offer may be subject to backup withholding of 28%. All stockholders who are United States persons surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to NAF Acquisition Corp. and the Depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Non-corporate foreign stockholders should complete and sign the main signature form and a Form W-8BEN Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 8 to the Letter of Transmittal. See “THE TENDER OFFER — Section 5. Certain Material U.S. Federal Income Tax Considerations.”

4.	Rights of Withdrawal

Except as otherwise provided in this Section 4, tenders of Shares made pursuant to the Offer are irrevocable.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the termination of the offering period and, unless accepted for payment by NAF Acquisition Corp. pursuant to the Offer, may also be withdrawn at any time after June 23, 2009 (if the Expiration Date has not occurred prior to that date).

If NAF Acquisition Corp. extends the Offer, is delayed in its acceptance for payment of Shares, or is unable to accept for payment Shares pursuant to the Offer, for any reason, then, without prejudice to the rights of NAF Acquisition Corp. under this Offer, the Depositary may, nevertheless, on behalf of NAF Acquisition Corp., retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in this Section 4. Any such delay will be accompanied by an extension of the Offer, to the extent required by law.

For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person having tendered the Shares to be withdrawn, the number or amount of Shares to be withdrawn and the names in which the certificate(s) evidencing the Shares to be withdrawn are registered, if different from that of the person who tendered such Shares. The signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of any Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry tender as set forth in “THE TENDER OFFER — Section 3. Procedure for Tendering Shares,” any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. If certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, the name of the registered holder and the serial numbers of the particular certificates evidencing the Shares to be withdrawn must also be furnished to the Depositary as aforesaid prior to the physical release of such certificates.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by NAF Acquisition Corp., in its sole discretion, which determination shall be final and binding. None of NAF Acquisition Corp., the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

Withdrawals of tender for Shares may not be rescinded, and any Shares properly withdrawn will be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by following one of the procedures described in “THE TENDER OFFER — Section 3. Procedure for Tendering Shares” at any time prior to the Expiration Time.

NAF Acquisition Corp. does not currently intend to provide a subsequent offering period for the Offer, although it reserves the right to do so. In the event that NAF Acquisition Corp. subsequently elects to provide a subsequent offering period, there will be no withdrawal rights during any subsequent offering period for Shares tendered during such subsequent offering period.

5.	Certain Material U.S. Federal Income Tax Considerations

The following summarizes the material U.S. federal income tax consequences of the Offer and the Merger to holders of the Shares that are U.S. Holders (as defined below). This summary is based upon the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. No rulings have been sought or are expected to be sought from the Internal Revenue Service (the “IRS”) with respect to any of the tax consequences discussed below, and no assurance can be given that the IRS will not take contrary positions. Unless otherwise specifically noted, this summary applies only to those persons that hold their Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code and does not apply to persons who hold their Shares pursuant to the exercise of employee stock options or otherwise as compensation.

This summary is for general information only and does not address all of the tax consequences of the Offer or the Merger that may be relevant to a U.S. Holder (as defined below) of the Shares. It also does not address any of the tax consequences of the Offer or the Merger to holders of the Shares that are Non-U.S. Holders (as defined below), or to holders that may be subject to special tax treatment, such as financial institutions, banks, real estate investment trusts, personal holding companies, tax-exempt organizations, regulated investment companies, insurance companies, S corporations, brokers and dealers in securities or currencies and certain U.S. expatriates. Further, this summary does not address: the U.S. federal income tax consequences of the Offer or the Merger to stockholders, partners or beneficiaries of an entity that is a holder of the Shares; the U.S. federal estate, gift or alternative minimum tax consequences of the Offer or the Merger; persons who hold the Shares in a straddle or as part of a hedging, conversion, constructive sale or other integrated transaction or whose functional currency is not/he U.S. dollar; any state, local or foreign tax consequences of the Offer or the Merger; or any holder whose status changes from a U.S. Holder to a Non-U.S. Holder or vice versa.

Each holder of Shares should consult its own tax advisor regarding the tax consequences of the Offer and the Merger, including such holder’s status as a U.S. Holder or a Non-U.S. Holder, as well as any tax consequences that may arise under the laws of any state, local, foreign or other non-U.S. taxing jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

A “U.S. Holder” means a beneficial owner of the Shares that, for U.S. federal income tax purposes, is: (i) an individual who is a citizen or, for U.S. federal income tax purposes, a resident of the United States; (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof; (iii) an estate, the income of which is subject to U.S. federal income tax without regard to its source; or (iv) a trust if (1) such trust validly elects to be treated as a U.S. person, or (2) (a) a court within the United States is able to exercise primary supervision over administration of the trust, and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust. Partners of partnerships holding the Shares should consult their own tax advisors regarding the U.S. federal tax consequences of the Offer and the Merger.

A “Non-U.S. Holder” means a beneficial owner of the Shares that is not a U.S. Holder. We urge holders of the Shares that are Non-U.S. Holders to consult their own tax advisors regarding the U.S. federal income tax consequences of the Offer and the Merger, including potential application of U.S. withholding taxes and possible eligibility for benefits under applicable income tax treaties.

Sale or Exchange of the Shares

The sale or exchange of the Shares for cash under the Offer or the Merger will be a taxable transaction to U.S. Holders for U.S. federal income tax purposes and may also be taxable under applicable state, local and other tax laws. In general, a U.S. Holder who sells the Shares pursuant to the Offer or receives cash in exchange for the Shares pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the Shares sold or exchanged. Gain or loss will be determined separately for each block of Shares (that is, Shares acquired at the same cost in a single transaction) tendered under the Offer or exchanged for cash under the Merger. This gain or loss will be capital gain or loss if the Shares are held as capital assets by the stockholder.

U.S. Holders of the Shares that are corporations generally will be taxed on net capital gains at a maximum rate of 35%. In contrast, non-corporate U.S. Holders generally will be taxed on net capital gains at a maximum tax rate of 15% with respect to those Shares held for more than one year at the effective time of the Offer or the Merger, and at a maximum tax rate of 35% with respect to those Shares held for one year or less. In addition, special rules, and generally lower maximum rates, apply to individuals in lower tax brackets. Any capital losses realized by a U.S. Holder that is a corporation generally may be used only to offset capital gains. Any capital losses realized by a U.S. Holder that is an individual generally may be used only to offset capital gains plus $3,000 of ordinary income per year.

Backup Withholding Tax and Information Reporting

Payment of proceeds with respect to the sale or exchange of the Shares pursuant to the Offer or the Merger may be subject to information reporting and U.S. federal backup withholding tax at the applicable rate (currently 28%) if the U.S. Holder or Non-U.S. Holder thereof fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable U.S. information reporting or certification requirements. These requirements are set forth in the Letter of Transmittal and should be carefully reviewed by each holder of the Shares. Backup withholding is not an additional tax. Any amounts so withheld will be allowed as a refund or a credit against such U.S. Holder’s or Non-U.S. Holder’s U.S. federal income tax liability; provided, however, that the required information is timely furnished to the IRS.

Withholding in Connection with Stock Options or Restricted Stock

We understand from Hampshire that there are no outstanding stock options that were issued to employees of Hampshire. However, if any such stock options were outstanding, generally, any income recognized as ordinary income in connection with the cancellation of stock options and/or the exchange of restricted Shares (except to the extent that a valid election under Section 83(b) if the Internal Revenue Code is in effect) would be subject to withholding for applicable income and employment taxes.

6.	Price Range of Shares

According to Hampshire, as of the close of business on October 31, 2008, 5,469,165 Shares were issued and outstanding and no shares of preferred stock were issued or outstanding.

The Shares are quoted on OTC Bulletin Board under the symbol “HAMP.” The following table sets forth, for each quarter for the periods indicated, the high and low bid quotations for the Shares on the OTC Bulletin Board as reported in Hampshire’s Annual Report on Form 10-K for its fiscal year ended December 31, 2007 with respect to periods occurring in fiscal 2006 and 2007 and as reported by published financial sources with respect to periods occurring in fiscal 2008 and 2009:

Year	Quarter	Low	High

2009	First (through February 26, 2009)	$1.50	$5.00
2008	Fourth	$2.05	$7.50
	Third	$5.15	$9.00
	Second	$4.00	$10.25
	First	$8.70	$14.75
2007	Fourth	$12.00	$15.60
	Third	$14.80	$20.25
	Second	$15.90	$17.80
	First	$13.02	$17.50
2006	Fourth	$11.76	$17.25
	Third	$11.91	$18.09
	Second	$14.50	$21.10
	First	$19.55	$24.80

On February 23, 2009, the last full trading day prior to announcement of the Offer, the reported closing price of the Shares on the OTC Bulletin Board was $1.85 per Share. On February 26, 2009, the last full trading day prior to the commencement of the Offer for which information was available prior to the production of this Offer to Purchase, the reported closing price of the Shares on the OTC Bulletin Board was $4.95 per Share.

STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

7.	Certain Effects of the Offer and Merger

The consummation of the Offer and Merger will affect Hampshire and its stockholders in a variety of ways.

As a result of the Offer, NAF’s direct and indirect interest in Hampshire’s net book value and net earnings will increase to the extent of the number of Shares it acquires under the Offer. Following consummation of the Merger, NAF’s interest in these items will increase to 100%, and NAF will be entitled to all other benefits resulting from NAF’s 100% ownership of Hampshire, including all income generated by Hampshire’s operations and any future increase in Hampshire’s value. Similarly, NAF will also bear all of the risk of losses generated by Hampshire’s operations and any decrease in the value of Hampshire after the Offer and Merger.

If the Offer is consummated, then, until the Merger takes place, the number of stockholders and the number of Shares that are still in the hands of the public may be so small that there could no longer be an active or liquid public trading market (or possibly any public trading market) for Shares held by stockholders other than NAF Acquisition Corp. We cannot predict whether the reduction in the number of Shares that might otherwise trade publicly after consummation of the Offer would have an adverse or beneficial effect on the market price or marketability of the Shares or whether it would cause future market prices to be greater or less than the price paid in the Offer.

Upon consummation of the Merger, Hampshire will become a wholly owned subsidiary of NAF. Thereafter, former stockholders will not have the opportunity to participate in the earnings and growth of Hampshire, and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by Hampshire’s operations or decline in the value of Hampshire.

The Shares are currently registered under the Exchange Act. After the purchase of the Shares pursuant to the Offer, the Shares may be eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated by Hampshire upon application to the SEC if the outstanding Shares are not listed on a national securities exchange and if there are fewer than 300 holders of record of Shares.

Termination of registration of the Shares under the Exchange Act would reduce the information required to be furnished by Hampshire to its stockholders and to the SEC and would make certain provisions of the Exchange Act (such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement or information statement in connection with stockholders’ meetings or actions in lieu of a stockholders’ meeting pursuant to Section 14(a) and 14(c) of the Exchange Act and the related requirement of furnishing an annual report to stockholders) no longer applicable with respect to the Shares.

As soon as possible following the Merger, NAF intends to terminate the registration of Hampshire’s Shares under the Exchange Act, thereby reducing the amount of information about Hampshire (including its financial statements) that must be publicly disclosed. As a wholly-owned subsidiary of NAF, Hampshire will no longer have its Shares quoted on the OTC Bulletin Board.

8.	Certain Information Regarding Hampshire, NAF and NAF Acquisition Corp.

(a)	Certain Information Concerning Hampshire

General

Hampshire Group, Limited was established in 1977 and is incorporated in the state of Delaware. The address of Hampshire’s principal executive offices is 114 West 41st Street, New York, New York 10036 and its telephone number is (212) 840-5666. Hampshire is a provider of women’s and men’s sweaters, wovens and knits, and is a designer and marketer of branded apparel in the United States.

As a holding company, Hampshire operates through its wholly owned subsidiaries: Hampshire Designers, Inc. and Item-Eyes, Inc. Hampshire Designers, Inc. is comprised of both a women’s knitwear division, known as Hampshire Designers, and a men’s division, known as Hampshire Brands, which together represent designers and marketers of sweaters in North America. Item-Eyes is a designer and marketer of related sportswear for women. All of Hampshire’s divisions source their product with quality manufacturers. Keynote Services, Limited, Hampshire’s Hong Kong based subsidiary, assists with the sourcing and quality control requirements of Hampshire Designers, Inc. and Item-Eyes, Inc.

As soon as practicable following NAF’s filing with the SEC and delivery of this Offer to Purchase to stockholders of Hampshire, Hampshire is to file with the SEC and deliver to its stockholders a Solicitation/Recommendation Statement on Schedule 14D-9 containing a statement of Hampshire’s position with respect to the Offer.

Available Information Regarding Hampshire

Hampshire is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is obligated to file reports and other information with the SEC relating to its business, financial condition and other matters. Information, as of particular dates, concerning Hampshire’s business, principal physical properties, capital structure, material pending litigation, operating results, financial condition, directors and officers (including their remuneration, stock options granted to them), the principal holders of Hampshire’s securities, any material interests of such persons in transactions with Hampshire and other matters is required to be disclosed in proxy statements and periodic reports distributed to Hampshire’s stockholders and filed with the SEC. This information is available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at (800) SEC-0330. Copies may be obtained, by mail, upon payment of the SEC’s customary charges, by writing to its principal office at 100 F Street, N.E., Washington, DC 20549. Hampshire’s SEC filings are also available to the public from commercial document retrieval services and at the Internet website that the SEC maintains at http://www.sec.gov.

Sources of Information Regarding Hampshire

Except as otherwise set forth herein, the information concerning Hampshire contained in this Offer to Purchase has been taken from or based upon publicly available documents and records on file with the SEC and other public sources and is qualified in its entirety by reference thereto. Although NAF, NAF Acquisition Corp. and the

Information Agent have no knowledge that would indicate that any statements contained herein based on such documents and records are untrue, none of NAF, NAF Acquisition Corp., or any if their respective affiliates or assigns, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning Hampshire contained in such documents and records, or for any failure by Hampshire to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to NAF, NAF Acquisition Corp., or any if their respective affiliates or assigns, the Information Agent or the Depositary.

(b)	Certain Information Concerning NAF and NAF Acquisition Corp.

NAF Holdings II, LLC, a Delaware limited liability company, has principal executive offices at 1100 North Market Street, Wilmington, DE 19890 and its telephone number is (302) 651-8314.

NAF Holdings II, LLC and NAF Acquisition Corp., a Delaware corporation, were incorporated in January 2009 by Mr. Efrem Gerszberg for the purpose of acquiring an equity interest in Hampshire. All outstanding shares of the capital stock of NAF Acquisition Corp. are wholly-owned by NAF. The principal executive offices of NAF Acquisition Corp. are located at the same address as NAF’s principal executive office listed above, and its telephone number at that address is the same telephone number as NAF’s telephone number listed above.

NAF Holdings, LLC holds all the outstanding membership interests in NAF Holdings II, LLC and is 95% owned, and is controlled by, Mr. Efrem Gerszberg, who is its Manager. NAF Holdings, LLC, is a Delaware limited liability company, has principal executive offices at c/o Day Pitney LLP, 200 Campus Drive, Florham Park, NJ 07932, attention Scott Warren Goodman, Esq. and its telephone number is (973) 966-6300.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of Mr. Efrem Gerszberg is set forth on Schedule A.

NAF Holdings, LLC, NAF and NAF Acquisition Corp. have not, and are not currently expected to, engage in any business other than in connection with maintaining their respective organization, the Offer, the Merger, the related financing and other transactions related to Hampshire.

During the past five years, none of NAF Holdings, LLC, NAF, NAF Acquisition Corp. nor Mr. Efrem Gerszberg has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of such laws.

Neither NAF Holdings, LLC, NAF, NAF Acquisition Corp. nor Mr. Efrem Gerszberg beneficially owns or has any right to acquire any Shares. None of NAF Holdings, LLC, NAF, NAF Acquisition Corp. nor Mr. Efrem Gerszberg has effected any transaction in the Shares during the past 60 days.

Except as set forth in this Offer to Purchase, none of NAF Holdings, LLC, NAF, NAF Acquisition Corp. nor Mr. Efrem Gerszberg has had any business relationship or transaction with Hampshire or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between NAF Holdings, LLC, NAF, NAF Acquisition Corp. or any of their subsidiaries or Mr. Efrem Gerszberg, on the one hand, and Hampshire or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years. See “THE TENDER OFFER — Section 9. Background of the Offer; Contacts with Hampshire.”

Statements that NAF and NAF Acquisition Corp. may publish, including those included in this Offer to Purchase, that are not purely historical and that relate to the Offer, the Merger, NAF, NAF Acquisition Corp., Hampshire or their businesses or proposals are forward-looking statements. These statements are based on NAF management’s and NAF Acquisition Corp. management’s current expectations and involve risks and uncertainties which include, without limitation, whether the conditions to the Offer or the Merger will be satisfied and the risk of the commencement of any action or proceeding that would prevent or delay the timely closing of the Merger. NAF and NAF Acquisition Corp. wish to caution the reader that these factors, as well as other factors described in NAF’s SEC filings, are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements.

We do not believe our financial condition is relevant to your decision regarding whether to tender Shares and accept the Offer because (i) the consideration being offered for the Shares consists wholly of cash; (ii) NAF Acquisition Corp. will have sufficient funds available to purchase all Shares successfully tendered in the Offer, subject to NAF Acquisition Corp.’s lenders honoring their commitment and satisfaction or waiver of all the conditions to the Offer set forth in the Tender Offer Agreement and other conditions (as described herein); (iii) the Offer is not subject to any financing condition; and (iv) if the Offer is consummated, we expect to acquire any remaining Shares for the same cash price in the Merger.

9.	Background of the Offer; Contacts with Hampshire

During the week of August 18, 2008, Mr. Efrem Gerszberg contacted the Chairman of Hampshire, Michael Jackson, to express Mr. Gerszberg’s preliminary interest in pursuing an acquisition of Hampshire by Mr. Gerszberg. Mr. Gerszberg then contacted Mr. Jackson in the following days to further discuss Mr. Gerszberg’s interest in such a transaction. Mr. Gerszberg indicated that he would be willing to pay a premium to the then-current market price of Hampshire’s common stock and that he wished to move forward with the transaction expeditiously. During the week of August 25, 2008, Peter J. Solomon Company (“PJSC”), financial advisor to Hampshire, contacted Mr. Gerszberg by telephone to discuss his interest in Hampshire. During this call, Mr. Gerszberg indicated to PJSC that Mr. Gerszberg was willing to pay a premium to the then-current market price of Hampshire’s common stock and that he would like to conduct a full due diligence review of Hampshire.

On September 15, 2008, Mr. Gerszberg, Mr. Dick Thrush, financial consultant to Mr. Gerszberg, and attorneys from the firm of Day Pitney LLP (“Day Pitney”), counsel to Mr. Gerszberg, met with PJSC at the offices of PJSC in New York City to discuss a potential transaction with Hampshire and the process for undertaking such a transaction. On September 18, 2008, Mr. Gerszberg entered into a confidentiality agreement with PJSC, on behalf of Hampshire, and commenced his due diligence review with respect to materials furnished by Hampshire.

On October 23, 2008, Mr. Gerszberg delivered a proposed non-binding letter of intent pursuant to which Mr. Gerszberg offered to acquire all of the outstanding capital stock of Hampshire for a cash purchase price of $8.00 per share. PJSC informed Mr. Gerszberg that the board of directors was not prepared to enter into a letter of intent at that time.

On October 27, 2008, Mr. Gerszberg met with Mr. Michael Culang, the Chief Executive Officer of Hampshire, and PJSC at Hampshire’s offices in New York City. Mr. Jonathan Norwood, the Chief Financial Officer of Hampshire, participated in this meeting via internet web conferencing. At this meeting, the operations and financial condition of Hampshire were discussed.

On November 3, 2008, Mr. Gerszberg sent a letter to Hampshire’s board of directors further expressing his interest in acquiring Hampshire and offering $8.00 per share, subject to certain conditions, proceeding with due diligence and structuring of a transaction, all on a non-exclusive basis.

On November 5, 2008, Mr. Gerszberg formed NAF Holdings, LLC, or NAF Holdings, a Delaware limited liability company of which he is the Manager. On that same day, NAF Holdings entered into an agreement with Hampshire requiring Hampshire to reimburse NAF Holdings for certain transaction expenses, subject to certain conditions, in the event that a definitive transaction agreement reflecting the acquisition of Hampshire by Mr. Gerszberg was not reached. At this time and from time to time thereafter, Mr. Gerszberg corresponded via electronic mail and telephone with PJSC solely regarding timing of the transaction and Mr. Gerszberg’s efforts to obtain commitments for tender offer financing and a post-Merger working capital facility.

On November 11, 2008, Mr. Gerszberg met with Mr. Culang in New York City to discuss Hampshire’s key personnel and operations. During the first two weeks of November 2008, Mr. Gerszberg met with Heath Golden, Esq., the General Counsel of Hampshire, to discuss Hampshire’s supply chain operations. From November 2008 until the execution of the Tender Offer Agreement, Mr. Gerszberg interacted with Hampshire’s senior management on a daily and weekly basis in furtherance of his due diligence efforts.

On November 14, 2008, Willkie Farr & Gallagher LLP (“Willkie Farr”), counsel to Hampshire, provided an initial draft of the Tender Offer Agreement to Day Pitney.

On November 18, 2008, Willkie Farr and Day Pitney discussed various legal due diligence matters and the process for finalizing the Tender Offer Agreement. Later that day, Day Pitney delivered its due diligence request regarding legal matters to Willkie Farr. On November 19, 2008, NAF Holdings communicated to PJSC that it had made significant progress in its due diligence efforts and that it was making progress with respect to securing commitments for the financing necessary for NAF Holdings to consummate the transaction. In the weeks that followed, NAF Holdings and Day Pitney received from Hampshire and Willkie Farr numerous due diligence items.

On November 28, 2008, Day Pitney delivered to Willkie Farr a revised draft of the Tender Offer Agreement, and on December 2, 2008, Day Pitney received from Willkie Farr a further revised draft of the Tender Offer Agreement

On December 4, 2008, Willkie Farr and Day Pitney discussed by phone various issues related to the Tender Offer Agreement.

During the week of December 8, 2008, NAF Holdings informed PJSC that it had made progress toward securing commitments for the financing necessary to consummate the Offer and the Merger.

On December 19, 2008, Mr. Gerszberg delivered to PJSC a November 19, 2008 commitment letter from Wells Fargo Trade Capital, LLC (“Wells Fargo”), pursuant to which Wells Fargo committed to Mr. Gerszberg to be the sole and exclusive administrative agent of a senior factoring and revolving credit facility and to lend up to 50% of the senior facility to Hampshire post-Merger.

On January 9, 2009, Mr. Gerszberg formed NAF, a Delaware limited liability company, and a wholly owned subsidiary of NAF Holdings. Mr. Gerszberg also formed NAF Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of NAF, for the purpose of effecting the proposed transaction with Hampshire and the related tender offer financing. On January 9, 2009, Mr. Gerszberg provided to Hampshire a commitment letter from KEBA, LLC pursuant to which KEBA, LLC committed to provide up to $40,000,000 in cash to NAF to fund the acquisition of all of the outstanding Shares of Hampshire, subject to satisfaction or waiver of all the conditions to the Offer set forth in the Tender Offer Agreement and certain other conditions.

On January 15, 2009, NAF, PJSC and Hampshire executed a nondisclosure agreement pursuant to which PJSC and Hampshire agreed to maintain the confidentiality of information provided by NAF, NAF Acquisition Corp. and their affiliates and representatives. Later that day, NAF provided to PJSC a model of Hampshire’s financial projections prepared by NAF’s accountants, CBIZ Mahoney Cohen, for the benefit of NAF, based on information regarding Hampshire obtained by NAF in connection with its due diligence review of Hampshire.

On January 15, 2009, NAF requested and received from Hampshire its revised projected consolidated financial statements for the year ended and as at December 31, 2008 (the “2008 Estimated Financials”). These financial statements showed a deterioration in Hampshire’s net sales, gross profit and operating income from the pro forma financial information provided to Mr. Gerszberg by Hampshire in September 2008.

On February 4, 2009, Mr. Norwood informed Mr. Gerszberg that there was additional erosion in Hampshire’s gross profit margin from that reflected in the 2008 Estimated Financials.

On February 13, 2009, NAF notified Hampshire’s board of directors that it reduced its offer price to $5.55 per share due to market factors, changes in Hampshire’s financial condition and its determination that change of control payments of up to an aggregate of $6,000,000 may be due to executives of Hampshire as a result of the transaction. NAF also delivered to Hampshire’s board of directors (i) lending commitment letters pursuant to which Wells Fargo and Glenhill Special Opportunities Master Fund LLC (“Glenhill”) conditionally agreed to fund $30,000,000 and $10,000,000, respectively, of a $40,000,000 factoring and credit facility to become effective upon closing of the Merger and (ii) the Buying Agency Agreement, dated as of December 17, 2008, between NAF Holdings and Li & Fung (Trading) Limited. See “THE TENDER OFFER — Section 11. Source and Amount of Funds”. NAF also resubmitted the January 9, 2009 commitment letter from KEBA, LLC and delivered an analysis on the projected sources and uses of cash in respect of the transaction.

On February 13, 2009, NAF delivered to Willkie Farr a lending commitment letter pursuant to which Bank of America, N.A. agreed to provide a $38,000,000, 60-day term loan to Keith Frankel (the owner of KEBA, LLC).

On February 14, 2009, Mr. Gerszberg had separate conversations with PJSC and with representatives of Hampshire and Willkie Farr to discuss the offer and timing of the transaction.

From February 14, 2009 until February 23, 2009, Mr. Gerszberg had conversations with PJSC, and Mr. Gerszberg and Day Pitney had conversations with Wilkie Farr, in furtherance of finalizing the Tender Offer Agreement. In addition, Willkie Farr had conversations with Day Pitney regarding such conversations.

On February 15, 2009, Day Pitney delivered a revised draft of the Tender Offer Agreement to Willkie Farr. Also on February 16, 2009, Willkie Farr discussed outstanding issues in the draft Tender Offer Agreement with Day Pitney.

On February 17, 2009, Day Pitney and Willkie Farr met in the New York offices of Day Pitney and negotiated the open terms of the Tender Offer Agreement and the process for proceeding to its execution. Based on these negotiations, Willkie Farr revised the draft Tender Offer Agreement and delivered it, along with a revised draft of Hampshire’s disclosure schedules (the “Disclosure Letter”), to Day Pitney on February 18, 2009.

Later on February 18, 2009, Day Pitney and Willkie Farr discussed the steps necessary to executing the Tender Offer Agreement. On February 19, 2009 and February 20, 2009, Day Pitney had numerous conversations with Willkie Farr regarding open terms of the Tender Offer Agreement. On February 20, 2009, Day Pitney delivered to Willkie Farr certain requested additions and changes to the Tender Offer Agreement. Willkie Farr and Day Pitney also negotiated the terms of the personal guarantee of Mr. Gerszberg in favor of Hampshire, contemplated by the Tender Offer Agreement.

On February 21, 2009, Willkie Farr delivered to Day Pitney a draft of the Tender Offer Agreement and Day Pitney provided its comments to the Disclosure Letter.

On February 22, 2009, Day Pitney discussed with Willie Farr various provisions of the Tender Offer Agreement and the Disclosure Letter. Day Pitney also received a revised draft of the Tender Offer Agreement and Disclosure Letter from Willkie Farr.

On February 23, 2009, Day Pitney sent to Willkie Farr for delivery to the board of directors of Hampshire a new commitment letter from KEBA, LLC, dated February 23, 2009, which replaced the January 9, 2009 commitment letter from KEBA, LLC and provided for a loan to NAF Acquisition Corp. in the principal amount of up to $31,000,000.

In the early morning hours of February 24, 2009, NAF, NAF Acquisition Corp. and Hampshire executed and delivered the Tender Offer Agreement, dated as of February 23, 2009, and Mr. Gerszberg executed and delivered to Hampshire his personal guarantee.

On February 24, 2009, the Tender Offer Agreement and ancillary documents were publicly released.

Other than the Tender Offer Agreement (and the transactions related thereto, including the Offer and the Merger) and other than as discussed in this Section, there have been no other negotiations, transactions or material contracts during the past two years between NAF and/or NAF Acquisition Corp. (or any of the executive officers, directors, subsidiaries or affiliates of these entities) and Hampshire or its affiliates. In addition, during the past two years no affiliate of Hampshire, nor any person not affiliated with Hampshire, has engaged in any negotiations or material contracts concerning any significant corporate events with NAF and/or NAF Acquisition Corp. or any of their affiliates (such as a merger, consolidation, acquisition, tender offer, sale or transfer of a material amount of assets of Hampshire, or the election of Hampshire’s directors), except as described in this Section.

10.	Purpose of the Offer; Plans for Hampshire; The Tender Offer Agreement

Purpose of the Offer.  The purpose of the Offer is for NAF, through NAF Acquisition Corp., to acquire the entire equity interest in Hampshire. The Offer, as the first step in the acquisition of Hampshire, is intended to facilitate the acquisition of all outstanding Shares. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. NAF Acquisition Corp. intends to consummate the Merger as promptly as practicable after the termination of the Offer. Each Share outstanding immediately prior to the effective time of the Merger (other than Shares held by Hampshire, NAF or NAF Acquisition Corp., or their subsidiaries, all of which will be cancelled and retired and shall cease to exist, and other than Shares held by stockholders who exercise appraisal rights under Delaware law), will be converted in the Merger into the right to receive the Offer Price (or any higher price per share that is paid in the Offer), without interest thereon and less any required withholding taxes.

If NAF Acquisition Corp. purchases your Shares in the Offer, you will cease to have any equity interest in Hampshire or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Hampshire or any right to participate in its earnings and future growth. Conversely, after selling your Shares in the Offer or the subsequent Merger, you will not bear the risk of any decrease in the value of Hampshire. Even if for some reason the Merger does not take place, if we purchase all of the tendered Shares, there may not be an active public trading market for Hampshire common stock, and Hampshire may be able to voluntarily file a Form 15 terminating SEC reporting obligations under Section 13 of the Securities Exchange Act, in which case Hampshire may no longer be required to make filings with the SEC or otherwise comply with the SEC rules relating to publicly held companies.

Short-form Merger.  The DGCL provides that if a parent company owns at least 90% of each class of stock of a subsidiary, the parent company can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, NAF Acquisition Corp. directly or indirectly owns at least 90% of the Shares of Hampshire, NAF and NAF Acquisition Corp. anticipate effecting the Merger without prior notice to, or any action by, any other stockholder of Hampshire if permitted to do so under the DGCL. Even if NAF and NAF Acquisition Corp. do not own 90% of the outstanding Shares following consummation of the Offer, NAF and NAF Acquisition Corp. could, subject to the conditions to the Top-Up Option, exercise the Top-Up Option in order to reach the 90% threshold and effect a short-form merger.

The Merger will terminate all existing equity interests in Hampshire and NAF will become the sole owner of Hampshire and its business, the sole recipient of the benefits of future growth and the sole bearer of the risks of the Hampshire’s operations.

Plans for Hampshire.  Except as otherwise provided herein, it is expected that, initially following the Merger, the business and operations of Hampshire will be continued substantially as they are currently being conducted. NAF will continue to evaluate the business and operations of Hampshire during the pendency of the Offer and after the consummation of the Offer and the Merger and will take such actions as it deems appropriate under the circumstances then existing.

Under the terms of the Tender Offer Agreement, following the purchase of the Shares pursuant to the Offer, promptly following a request by NAF, Hampshire will use its best efforts (including by amending its bylaws) to cause the individuals so designated by NAF to be elected or appointed to the board of directors, including (at the election of NAF) by increasing the size of the board or directors and/or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by NAF to be elected or appointed to Hampshire’s board of directors.

To the knowledge of NAF, as of the date of this Offer to Purchase, no members of Hampshire’s current management have entered into any amendment or modification to an existing employment agreement with Hampshire or its subsidiaries in connection with the Offer or the Merger. In addition, to the knowledge of NAF, as of the date of this Offer to Purchase, no members of Hampshire’s current management have entered into any agreement, arrangement or understanding with NAF, NAF Acquisition Corp. or their affiliates regarding employment with, or the right to reinvest, convert or participate in the equity of, the surviving corporation. NAF currently intends to retain members of Hampshire’s management team following the completion of the Merger. NAF may offer current members of management the opportunity to participate in equity compensation plans. The size of such equity-based compensation plans has not yet been determined and no awards have yet been made or promised to Hampshire’s current executive officers. These matters are subject to negotiation and discussion and no terms or conditions have been finalized. Any new arrangements are currently expected to be entered into after the completion of the Offer and will not become effective until the time the Merger is completed.

Except as described in this Offer to Purchase, NAF Acquisition Corp. and NAF have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Hampshire or any of its subsidiaries (such as a merger, reorganization, liquidation), (ii) any sale or transfer of a material amount of assets of Hampshire or any of its subsidiaries, (iii) any material change in Hampshire’s capitalization, indebtedness, except as described in this Offer to Purchase, or dividend rate or policy, or (iv) any other material change in Hampshire’s corporate structure or business.

The Tender Offer Agreement.  This section of the Offer to Purchase describes the material provisions of the Tender Offer Agreement but does not purport to describe all of the terms of the Tender Offer Agreement. The following summary is qualified in its entirety by reference to the complete text of the Tender Offer Agreement, which has been filed with the SEC as an exhibit to the Tender Offer Statement on Schedule TO. We urge you to read the full text of the Tender Offer Agreement because it is the legal document that governs the Offer and the Merger. This section is not intended to provide you with any other factual information about us. Such information can be found elsewhere in this Offer to Purchase.

The Tender Offer Agreement has been entered into by NAF, NAF Acquisition Corp., and Hampshire (collectively referred to as the “Parties”). Subject to the terms and conditions of the Tender Offer Agreement, NAF Acquisition Corp. agreed to (a) commence the Offer and (b) following the consummation of the Offer, proceed with the Merger. See “THE TENDER OFFER — Section 1. Terms of the Offer.”

Recommendation

Hampshire has represented in the Tender Offer Agreement that the Hampshire board of directors, at a meeting duly called and held prior to the execution of the Tender Offer Agreement at which a quorum of the directors of the Hampshire board of directors were present, either in person or by conference telephone, duly (i) adopted resolutions approving the Tender Offer Agreement, and the transactions contemplated thereby, including the Offer, the Merger, the Top-Up Option and the issuance of Shares of Common Stock; (ii) recommended that the stockholders of Hampshire accept the Offer, tender their Shares pursuant to the Offer and approve the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger; (iii) determined that the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable and fair to and in the best interests of Hampshire and the stockholders of Hampshire; (iv) resolved to recommend that Hampshire’s stockholders accept the Offer, tender their Shares to NAF Acquisition Corp. pursuant to the Offer and, if required by law, vote their Shares in favor of the adoption and approval of the Tender Offer Agreement and the transactions contemplated thereby, including the Offer and the Merger, in accordance with the applicable provisions of applicable law; (v) took all action necessary to irrevocably render the restrictions on takeovers, business combinations, control share acquisitions, fair prices, moratorium or similar provisions contained in the Delaware General Corporation law (the “DGCL”) inapplicable to the Tender Offer Agreement, the Offer, the Merger or the other transactions contemplated by the Tender Offer Agreement; and (vi) took all action necessary to render the associated preferred share purchase rights issued pursuant to that certain Rights Agreement, dated as of the August 13, 2008, by and between the Hampshire and Mellon Investor Services LLC inapplicable to the Tender Offer Agreement, the Offer, the Merger or the other transactions contemplated by the Tender Offer Agreement.

Schedule 14D-9

Pursuant to the terms of the Tender Offer Agreement, Hampshire is to file with the SEC a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9 that (i) will comply in all material respects with the provisions of all applicable federal securities laws and (ii) will include the written opinion of Peter J. Solomon Company, L.P. The Tender Offer Agreement provides that (A) the Schedule 14D-9 will contain the recommendations of Hampshire’s board of directors described under “— Recommendation” above, subject to the right of Hampshire’s board of directors to withdraw, modify or amend its recommendation in accordance with the Tender Offer Agreement and (B) Hampshire will disseminate, and will cooperate with NAF and NAF Acquisition Corp. in disseminating, the Schedule 14D-9 to holders of Shares as and to the extent required by applicable federal securities laws.

Directors

The Tender Offer Agreement provides that, subject to the requirements of Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, after the first date NAF Acquisition Corp. has accepted Shares for payment in the Offer, and from time to time thereafter, NAF is entitled to elect or designate directors to serve on Hampshire’s board of directors up to such number of directors equal to the product (rounded up to the next whole number) obtained by multiplying (x) the total number of directors on Hampshire’s board of directors (giving effect to any increase in the number of directors) by (y) a fraction, the numerator of which is the number of Shares held by NAF and NAF Acquisition Corp. (giving effect to the Shares purchased pursuant to the Offer), and the denominator of which is the total number of then outstanding Shares. Promptly following a request by NAF, Hampshire shall use its best efforts (including by amending its bylaws, including, but not limited to, an amendment to increase the size of Hampshire’s board of directors, if necessary) to cause the individuals so designated by NAF to be elected or appointed to Hampshire’s board of directors, including (at the election of NAF) by increasing the size of Hampshire’s board of directors and/or by seeking and accepting or otherwise securing the resignations of such number of then incumbent directors as is necessary to enable the individuals so designated by NAF to be elected or appointed to Hampshire’s board of directors. At such time, Hampshire will also cause, if requested by NAF, the board of directors (or similar governing body) of each of Hampshire’s subsidiaries to include persons designated by NAF constituting the same percentage of each such board as NAF’s designees constitute on Hampshire’s board of directors. From time to time after the initial acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer, Hampshire shall take all actions necessary to cause the individuals so designated by NAF to constitute substantially the same percentage (rounding up where appropriate) as is on Hampshire’s board of directors on each committee of Hampshire’s board of directors and each committee of Hampshire’s subsidiaries, in each case, to the fullest extent permitted by all applicable law.

In the event that NAF’s designees are elected or appointed to the board of directors, until immediately prior to the Effective Time, the board of directors will have at least two directors who are not affiliated with NAF Acquisition Corp. or NAF, or directors designated by NAF, NAF Acquisition Corp., or an affiliate thereof (each, a “Continuing Director”), and each committee of the board of directors will have at least one Continuing Director. The Tender Offer Agreement provides certain actions of Hampshire may only be authorized by a majority of such Continuing Directors (and will not require any additional approval by the board of directors of Hampshire).

Top-Up Option

Hampshire has granted NAF and NAF Acquisition Corp. a non-assignable and irrevocable option (the “Top-Up Option”) to purchase from Hampshire, at a price per share equal to the highest price per Share paid in the Offer (the “Top-Up Option Shares”), equal to the lesser of (i) the number of Shares of Common Stock that, when added to the number of Shares (if any) owned by NAF, NAF Acquisition Corp. or their respective affiliates at the time of exercise of the Top-Up Option, will constitute one Share more than 90% of the Shares of Common Stock then outstanding on a fully diluted basis (after giving effect to the issuance of the Top-Up Option Shares) or (ii) the aggregate number of Shares of Common Stock that Hampshire is authorized to issue under its certificate of incorporation, but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) at the time of exercise of the Top-Up Option.

The purchase price may be paid by NAF or NAF Acquisition Corp., at its election, either entirely in cash or by executing and delivering to Hampshire a promissory note having a principal amount equal to the purchase price for the Top-Up Option Shares. NAF or NAF Acquisition Corp. may exercise the Top-Up Option, in whole (but not in part), at any time at or after the initial acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer and prior to the earlier to occur of (x) the Effective Time and (y) the termination of the Tender Offer Agreement according to its terms; provided, however, that the Top-Up Option shall only be exercisable if: (1) the Minimum Tender Condition has been satisfied, (2) no provision of any applicable law and no judgment, injunction, order or decree shall prohibit the exercise of the Top-Up Option or the delivery of the shares of Common Stock in respect of such exercise, (3) the issuance of shares of Common Stock pursuant to the Top-Up Option would not require approval of Hampshire’s stockholders under applicable law or regulation, and (4) NAF or NAF Acquisition Corp. has accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn.

The Merger

The Merger; Closing; Effective Time.  The Tender Offer Agreement provides that, on the terms and subject to the conditions of the Tender Offer Agreement, and in accordance with the DGCL, at the Effective Time, NAF Acquisition Corp. will be merged with and into Hampshire and Hampshire will be the surviving corporation. The closing will take place on a date selected by NAF Acquisition Corp., but will occur no later than the third business day after satisfaction or waiver of all of the conditions to the Merger (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions) (or such other date as NAF Acquisition Corp. and Hampshire may agree in writing).

The respective obligation of each party to the Tender Offer Agreement to effect the Merger is subject to the satisfaction or waiver on or prior to the closing date of each of the following conditions:

•	No governmental entity will have enacted, issued, promulgated, enforced or entered any laws or orders (whether temporary, preliminary or permanent) that enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by the Tender Offer Agreement.

•	All material consents, approvals, permits of, authorizations from, notifications to and filings with any governmental entity required to be made or obtained prior to the consummation of the Merger shall have been made or obtained.

•	NAF Acquisition Corp. shall have accepted for payment and paid for all of the Shares validly tendered and not withdrawn pursuant to the Offer, and the number of Shares of which, when added to the number of Shares (if any) owned by NAF, NAF Acquisition Corp. or any of their respective affiliates upon the expiration of the Offer and acquired upon the issuance of the Top-Up Option Shares, equals one (1) Share more than 90% of the Shares then outstanding on a fully diluted basis.

The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by NAF Acquisition Corp. and Hampshire in writing and specified in the Certificate of Merger in accordance with the DGCL.

Payment for Shares in the Merger.  Immediately prior the Effective Time, NAF or NAF Acquisition Corp. will deposit, or cause to be deposited, with The Colbent Corporation (or an affiliate thereof), as paying agent for the Merger, in trust for the benefit of Hampshire’s stockholders, cash in amounts sufficient for the payment of the aggregate merger consideration (the “Payment Fund”). Promptly after the Effective Time, the paying agent shall mail to each holder of record of Shares (other than Excluded Shares) a form of Letter of Transmittal and instructions to effect the surrender of their share certificate(s) in exchange for payment of the merger consideration (after giving effect to any required withholding tax). You should not send in your share certificates until you receive the Letter of Transmittal. The Letter of Transmittal and instructions will tell you what to do if you have lost a certificate, or if it has been stolen or destroyed. You will have to provide an affidavit to that fact and post a surety bond in a reasonable amount as NAF directs as indemnity against any claim that may be made against NAF or the surviving corporation with respect to that certificate.

The paying agent will promptly pay you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent any other items specified by the Letter of Transmittal and instructions. The surrendered certificates will be cancelled upon delivery of the merger consideration. Interest will not be paid or accrued in respect of cash payments of merger consideration. NAF, NAF Acquisition Corp., the surviving corporation or the paying agent may reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

Pursuant to the terms of the Tender Offer Agreement, any portion of the Payment Fund (including any interest and the proceeds of any investments thereof) that remains undistributed for twelve months after the Effective Time will be delivered to the surviving corporation, on demand. Holders of shares outstanding before the Effective Time will thereafter be entitled to look only to the surviving corporation for payment of any claims for merger consideration to which they may be entitled (after giving effect to any required withholding tax). None of the surviving corporation, NAF, NAF Acquisition Corp., Hampshire, the paying agent or any other person will be liable to any person in respect of any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Representations and Warranties

The Tender Offer Agreement contains representations and warranties the parties made to each other. The statements embodied in those representations and warranties were made for purposes of the contract between the parties and are subject to qualifications and limitations agreed by the parties in connection with negotiating the terms of that contract. Certain representations and warranties were made as of February 23, 2009 (or such other date specified in the Tender Offer Agreement), may be subject to contractual standards of materiality different from those generally applicable to stockholders or may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. In addition, the representations and warranties are qualified by information in a confidential disclosure letter that the parties have exchanged in connection with signing the Tender Offer Agreement as well as by certain disclosures contained in filings made with the SEC prior to February 23, 2009.

While we do not believe that the disclosure letter contains information required by securities laws to be publicly disclosed that has not already been disclosed in this Offer to Purchase, the disclosure letter does contain information that modifies, quantifies and creates exceptions to the representations and warranties set forth in the Tender Offer Agreement attached to the Schedule TO. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified in important part by the relevant section of the disclosure letter. The disclosure letter contains information that has been included in Hampshire’s prior public disclosures as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since February 23, 2009 and such changes may or may not be fully reflected in Hampshire’s public disclosures. At the Effective Time, the representations and warranties contained in the Tender Offer Agreement are only required to be true and correct subject to the materiality standards contained in the Tender Offer Agreement, which may differ from what may be viewed as material by stockholders. The representations and warranties will not survive consummation of the Merger and cannot be the basis for any claim under the Tender Offer Agreement by any party thereto after consummation of the Merger.

The Tender Offer Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Hampshire and the Merger that is contained in this Offer to Purchase as well as in the filings that Hampshire makes and has made with the SEC. The representations and warranties contained in the Tender Offer Agreement may or may not have been accurate as of the date they were made and we make no assertion herein that they are accurate as of the date of this Offer to Purchase. However, neither NAF nor NAF Acquisition Corp. is currently aware of any specific undisclosed facts that contradict such representations and warranties of Hampshire.

In the Tender Offer Agreement, Hampshire, NAF and NAF Acquisition Corp. each made customary representations and warranties as well as representations and warranties relating to the availability of the funds necessary to perform its obligations under the Tender Offer Agreement. Hampshire also made customary representations and warranties and represented and warranted that as of the date of the Tender Offer Agreement, assuming not less than 82% of the Shares outstanding are validly tendered in the Offer and not withdrawn, and accepted for payment by NAF Acquisition Corp., the aggregate number of Shares that Hampshire is authorized to issue under its certificate of incorporation but that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued) are sufficient for the exercise of the Top-Up Option.

Covenants

Hampshire is subject to restrictions on its conduct and operations until the earlier of the Effective Time or the termination of the Tender Offer Agreement pursuant to its terms. Hampshire has agreed to, and has agreed to cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practice and to use all reasonable efforts to preserve intact its business organization, including the services of its key employees and the goodwill of its material customers, distributors, suppliers and manufacturers. Pursuant to the terms of the Tender Offer Agreement, Hampshire has also agreed, subject to certain exceptions, that it and its subsidiaries will not take certain actions, including, but not limited to, the following actions, without the prior written consent of NAF or NAF Acquisition Corp:

•	proposing, making or adopting any changes to the certificate of incorporation or bylaws (or the equivalent organizational documents) of Hampshire and each of its subsidiaries;

•	making, declaring, setting aside, or paying any dividend or distribution on any shares of Hampshire’s capital stock or otherwise making any payments to its stockholders in their capacity as such, other than dividends paid by a wholly owned subsidiary to its parent corporation in the ordinary course of business;

•	adjusting, splitting, combining or reclassifying or otherwise amending the terms of its capital stock; repurchasing, redeeming, purchasing, acquiring, encumbering, pledging, disposing of or otherwise transferring, directly or indirectly, any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or other rights, or offering to do the same; authorizing for issuance, issuing, granting, delivering or selling any shares of its capital stock or any securities or other rights convertible or exchangeable into or exercisable for any shares of its capital stock or such securities or rights; except as otherwise permitted by the Tender Offer Agreement, entering into any contract, understanding or arrangement with respect to the sale, voting, pledge, encumbrance, disposition, acquisition, transfer, registration or repurchase of its capital stock or such securities or other rights; registering for sale, resale or other transfer any Shares under the Securities Act of 1933, as amended, on behalf of Hampshire or any other person;

•	increasing the compensation or benefits payable or to become payable to, or making any payment not otherwise due to, any of its past or present directors, officers, employees, or other service providers; granting any severance or termination pay to, or entering into any new employment or severance agreement with, any of its past or present directors, officers, employees, or other service providers; establishing, adopting, entering into, amending or taking any action to accelerate rights under any of Hampshire’s benefit plans; contributing any funds to a “rabbi trust” or similar grantor trust;

•	entering into any agreement or arrangement that limits or otherwise restricts Hampshire, any of Hampshire’s subsidiaries or any of the current or future affiliates of Hampshire from engaging or competing in any line of business or in any location;

•	taking any action which would, directly or indirectly, restrict or impair the ability of NAF or NAF Acquisition Corp. to vote, or otherwise to exercise the rights and receive the benefits of a stockholder with respect to, Shares acquired or controlled or to be acquired or controlled by NAF or NAF Acquisition Corp.;

•	merging or consolidating Hampshire or any of its subsidiaries with any person, or altering through merger, liquidation, reorganization, restructuring or in any other fashion, the corporate structure or ownership of any subsidiary of Hampshire;

•	other than the sale of inventory in the ordinary course of business, selling, leasing or otherwise disposing of a material amount of any of its properties assets or securities, including by merger, consolidation, asset sale or other business combination (including formation of a joint venture);

•	mortgaging or pledging any of its material assets (tangible or intangible), or creating, assuming or suffering to exist any liens thereupon, except with respect to any accounts receivable that may be factored;

•	making any acquisition, by purchase or other acquisition of stock or other equity interests, or by merger, consolidation or other business combination, or other than in the ordinary course of business, making any property transfers or material purchases of any property or assets, to or from any person (other than a wholly owned subsidiary of Hampshire);

•	entering into, renewing, extending, amending or terminating any contract with any third party which results in amounts payable by Hampshire to such third party or receipt of amounts from such third party, greater than $35,000 individually or $150,000 in the aggregate, other than in the ordinary course of business;

•	incurring, assuming, guaranteeing or prepaying any indebtedness for borrowed money ((including the issuance of any debt security), or incurring any reimbursement obligation in respect of letters of credit or similar instruments, except for the incurrence, assumption or guarantee of unsecured indebtedness for borrowed money incurred in the ordinary course of business or such reimbursement obligations in respect of letters of credit or similar instruments;

•	making any loans, advances or capital contributions to, acquisitions of or investments in, any other person other than loans, advances or capital contributions to or among wholly owned subsidiaries of Hampshire, the delivery of goods on credit in the ordinary course of business and travel and similar advances to employees in the ordinary course of business;

•	authorizing or making any capital expenditure, other than capital expenditures that are not, in the aggregate, in excess of $75,000, or if such capital expenditure shall be used for reorganization expenses;

•	changing its financial accounting policies or procedures in effect as of September 27, 2008, other than as required by law or GAAP, or writing up, writing down or writing off the book value of, or otherwise revaluing, any assets of Hampshire and its subsidiaries, other than in the ordinary course of business consistent with past practice or as may be required by law or GAAP;

•	waiving, releasing, assigning, settling or compromising any legal actions;

•	adopting a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Hampshire or any of its subsidiaries;

•	settling or compromising any material tax audit, making or changing any material tax election or filing any material amendment to a material tax return, changing any annual tax accounting period or adopting or changing any tax accounting method, entering into any material closing agreement, surrendering any right to claim a material refund of taxes or consenting to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to Hampshire or its subsidiaries;

•	entering into, amending, waiving or terminating (other than terminations in accordance with their terms) any contracts or arrangements under which Hampshire has any existing or future liabilities of the type required to be reported by Hampshire pursuant to Item 404 of Regulation S-K promulgated by the SEC;

•	paying, discharging, settling or satisfying any claims, liabilities or obligations, other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with the terms of such liabilities, claims or obligations reflected or reserved against in the most recent audited consolidated financial statements (or the notes thereto) of Hampshire for the fiscal year ended December 31, 2007 or the unaudited consolidated financial statements (or the notes thereto) of Hampshire for the quarterly period ended September 27, 2008, each filed with the SEC, or incurred since the date of such financial statements in the ordinary course of business consistent with past practice;

•	failing to use its commercially reasonable efforts to maintain with financially responsible insurance companies insurance coverage substantially similar in all material respects to the insurance coverage maintained by Hampshire and its subsidiaries on the date of the Tender Offer Agreement;

•	taking any actions that would reasonably be expected to have a Company Material Adverse Effect;

•	agreeing or committing to take any of the foregoing actions; or

•	taking any action which would, directly or indirectly, reduce the aggregate number of Shares of Common Stock that are not issued and outstanding (and are not subscribed for or otherwise committed to be issued), and that are required for the exercise of the Top-Up Option.

Additionally, from the date of the Tender Offer Agreement until the earlier of (i) the date of termination of the Termination Agreement and (ii) the Effective Time, Hampshire will not, and will cause of each of its subsidiaries not to, commit or agree to purchase any apparel finished goods, or place any orders to have apparel finished goods manufactured on Hampshire’s behalf, unless (A) such commitment or agreement to purchase or order has been approved by NAF or (B) Hampshire has indicated its intent to make such commitment or agreement or order (with reasonable detail of the terms thereof, including the type of goods, number of units, price per unit and payment terms) to NAF (a “Sourcing Indication”), and Hampshire has not received a Qualified Sourcing Proposal from NAF prior to the seventh day after the date of such Sourcing Indication. A Qualified Sourcing Proposal means a proposal that entitles Hampshire to purchase substantially the same apparel finished goods as those subject to the Sourcing Indication, with (i) a price per unit less than or equal to the price per unit contemplated by the Sourcing Indication, (ii) payment terms no less favorable to Hampshire than those contemplated by the Sourcing Indication and (iii) other terms and conditions no less favorable, in the aggregate, to Hampshire than those contemplated by the Sourcing Indication.

Access to Information

Pursuant to the terms of the Tender Offer Agreement and subject to applicable law, Hampshire (i) will provide and will cause its subsidiaries and its and their respective representatives to provide NAF, NAF Acquisition Corp. and their representatives, access to the officers, management, employees, offices, properties (including current and future factories supplying products to Hampshire), materials, company contracts, books and records and such other financial, operating and other relevant documents and data (including sourcing information) of Hampshire and its subsidiaries reasonably requested by NAF Acquisition Corp. (so long as such access does not materially interfere with the operations of Hampshire); (ii) will permit, after commencement of the Offer, a minimum of three representatives of NAF Acquisition Corp. (or such lesser number as NAF Acquisition Corp. may determine) (each such representative, a “Qualified Representative”) to meet with Hampshire personnel regarding the commercial business or operations of Hampshire or its subsidiaries (it being understood that for purposes thereof, Efrem Gerszberg is deemed to be a Qualified Representative); and (iii) will permit NAF Acquisition Corp. to make one presentation to the board of directors of Hampshire during the two week period following the date of the Tender Offer Agreement.

Pursuant to the Tender Offer Agreement, Hampshire will reasonably assist NAF Acquisition Corp.’s communications with Hampshire’s employees with respect to the Tender Offer Agreement, the transactions contemplated thereby and the future operations of Hampshire and the role of such employees within that business. Notwithstanding the foregoing, Hampshire will not be obligated to comply with the foregoing provisions with respect to (A) materials, documents or information relating to the Tender Offer Agreement or the transactions contemplated thereby, or any takeover proposal, superior proposal, contemplated recommendation change or alternative acquisition agreement or (B) if Hampshire determines in its reasonable business judgment that (1) such compliance would be reasonably expected to result in the violation of applicable law or a material breach of an agreement to which Hampshire or any of its subsidiaries is a party or (2) such noncompliance is necessary or advisable to preserve attorney-client, work-product or any similar privilege, or to protect any trade secret.

No Solicitation

Pursuant to the Tender Offer Agreement, Hampshire is to, and will cause its representatives to, cease any negotiations that may be ongoing as of the date of the Tender Offer Agreement with any person with respect to any takeover proposal. Hampshire will not, and will not authorize or (to the extent within its control) permit its representatives to, (i) solicit any takeover proposal or (ii) participate in any negotiations with any third party regarding any takeover proposal. Notwithstanding the foregoing, Hampshire and its representatives may in any event have discussions with any person in order to (A) clarify and understand the terms and conditions of any bona fide written inquiry or proposal made by such person (so long as such inquiry or proposal was unsolicited or was made prior to the execution of the Tender Offer Agreement and so long as such inquiry or proposal did not result from a willful breach of these provisions) and to determine whether such inquiry or proposal constitutes or could reasonably be expected to lead to a superior proposal and (B) notify such person of the provisions of the Tender Offer Agreement.

If, after the date of the Tender Offer Agreement and prior to the date of acceptance by NAF Acquisition Corp. of the Shares, the board of directors of Hampshire receives an unsolicited bona fide takeover proposal that it determines in good faith, after consultation with (and consideration of the advice of) Hampshire’s outside counsel and financial advisor, constitutes or could reasonably be expected to lead to a superior proposal, then Hampshire may furnish any information with respect to Hampshire and its subsidiaries to the person making such takeover proposal and participate in discussions and negotiations with such person regarding a takeover proposal; provided that (x) such person enters into an a confidentiality agreement with Hampshire and (y) a copy of all such information not previously provided to NAF (or its representatives) is promptly provided to NAF.

Except in connection with a takeover proposal as described below, the Tender Offer Agreement provides that the board of directors will not (i) (A) withdraw or modify, in a manner adverse to NAF, the Board Recommendation or (B) publicly recommend to Hampshire’s stockholders a takeover proposal or (ii) authorize Hampshire or any of Hampshire’s subsidiaries to enter into any merger, acquisition or similar agreement with respect to any takeover proposal (other than a confidentiality agreement). However, if, after the date of the Tender Offer Agreement and prior to the date of acceptance by NAF Acquisition Corp. of the Shares, the board of directors of Hampshire receives an unsolicited bona fide takeover proposal that, after consultation with (and consideration of the advice of) Hampshire’s outside counsel and its financial advisor, the board of directors of Hampshire concludes in good faith constitutes a superior proposal, then the board of directors of Hampshire may withdraw or modify the Board Recommendation or recommend such superior proposal and Hampshire or its subsidiaries may enter into an alternative acquisition agreement with respect to such superior proposal if Hampshire shall have, concurrently with entering into such alternative acquisition agreement terminated the Tender Offer Agreement pursuant to termination provisions set forth therein.

Notwithstanding anything in the Tender Offer Agreement to the contrary, the board of directors of Hampshire may not withdraw or modify, in a manner adverse to NAF, the Board Recommendation or publicly recommend to Hampshire’s stockholders a takeover proposal or terminate the Tender Offer Agreement pursuant to the termination provisions set forth therein unless (i) Hampshire has: (A) complied in all material respects respecting the no solicitation provisions of the Tender Offer Agreement, (B) provided to NAF at least three (3) business days’ prior written notice advising NAF that the board of directors of Hampshire intends to take such action and specifying the reasons therefor, including the terms and conditions of any superior proposal that is the basis of the proposed action and the identity of the person making the proposal, and (C) during such three (3) business day period, if requested by NAF, engaged in good faith negotiations with NAF to amend the Tender Offer Agreement in such a manner to improve the terms of the Tender Offer Agreement in favor of Hampshire so that any takeover proposal which was determined to constitute a superior proposal no longer is a superior proposal and (ii) at the end of such three (3) business day period, such takeover proposal has not been withdrawn and continues to constitute a superior proposal (taking into account any changes to the terms of the Tender Offer Agreement as a result of the negotiations required by clause (i)(C) or otherwise). In the event of any revisions to a superior proposal (including, without limitation, any revision in price or other term), the three (3) business day period will restart (it being understood that there may be multiple three (3) business day periods).

Termination of the Tender Offer Agreement

The Tender Offer Agreement may be terminated and the Offer and the Merger may be abandoned:

(a) by mutual written consent of Hampshire and NAF Acquisition Corp. at any time prior to the initial acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer;

(b) by either Hampshire or NAF Acquisition Corp.:

(1) if, on or before June 23, 2009, NAF or NAF Acquisition Corp. has not accepted for payment any Shares pursuant to the Offer;

(2) if the Offer expires or is terminated in accordance with the terms of the Tender Offer Agreement without NAF Acquisition Corp. having accepted for payment any Shares pursuant to the Offer and all conditions of the Offer (See “THE TENDER OFFER — Section 12. Certain Conditions of the Offer”) except the Minimum Tender Condition have been satisfied; provided that a party who is the principal cause of the failure of the conditions to the Offer being satisfied or the expiration of the Offer without NAF Acquisition Corp. accepting Shares for payment will not be able to exercise this termination right; or

(3) if any law prohibits consummation of the Offer or the Merger or if any final and nonappealable order, judgment, injunction, award, decree or writs enjoins or otherwise prohibits consummation of the Offer or the Merger;

(c) by NAF Acquisition Corp.:

(1) (i) if the board of directors of Hampshire (A) withdraws or modifies, in a manner adverse to NAF, its recommendation (the “Board Recommendation”) that the stockholders of Hampshire accept the Offer, tender their Shares to NAF pursuant to the Offer and adopt the Tender Offer Agreement or (B) publicly recommends to Hampshire’s stockholders a takeover proposal; (ii) the board of directors of Hampshire approves, endorses or recommends any takeover proposal other than the Offer and the Merger; (iii) the board of directors of Hampshire approves, endorses, recommends, or enter into or allows Hampshire or any of its subsidiaries to enter into, a tender offer agreement, letter of intent, agreement in principle, acquisition agreement, purchase agreement, option agreement or other similar agreement with respect to a takeover proposal (other than an acceptable confidentiality agreement); (iv) if the board of directors of Hampshire fails to expressly publicly reaffirm the Board Recommendation within five (5) business days after a written request by NAF to do so; or (v) Hampshire or the board of directors of Hampshire resolves or announces its intention to do any of the foregoing;

(2) if Hampshire materially breaches any covenant or agreement under the Tender Offer Agreement or any representation or warranty of Hampshire set forth in the Tender Offer Agreement shall have been materially inaccurate when made or shall have become materially inaccurate as of any scheduled expiration date of the Offer; provided that in the event that such breach of covenant by Hampshire is, or such inaccuracies in the representations and warranties of Hampshire are, curable by Hampshire through the exercise of commercially reasonable efforts, then NAF is not permitted to terminate the Tender Offer Agreement until the earlier of (x) the date of the closing of the Offer and (y) ten (10) business days following the written notice from NAF to Hampshire of such breach or inaccuracy; or

(3) if a Company Material Adverse Effect occurs and is continuing and has not been cured by Hampshire prior to the earlier of (i) the date of the closing of the Offer and (ii) ten (10) business days after Hampshire’s receipt of written notice of the occurrence of such event from NAF or NAF Acquisition Corp.; or

(d) by Hampshire:

(1) in the event of a breach of any covenant or agreement of NAF or NAF Acquisition Corp. in the Tender Offer Agreement or if any representation or warranty made by NAF or NAF Acquisition Corp. in the Tender Offer Agreement is inaccurate, either when made or prior to the expiration date (disregarding any “materiality” qualifiers in such representations or warranties), which breach or inaccuracy (i) would reasonably be expected to prevent NAF or NAF Acquisition Corp. from accepting for payment or paying for Shares pursuant to the Offer or consummating the Merger in accordance with the terms of the Tender Offer Agreement and (ii) is either incurable or, if curable through commercially reasonable efforts, at the earlier of either the failure of NAF or NAF Acquisition Corp. to cure the breach or inaccuracy within ten (10) business days following receipt by NAF of notice of such breach or inaccuracy or the ceasing by NAF or NAF Acquisition Corp. to exercise commercially reasonable efforts to cure such breach or inaccuracy; or

(2) after compliance with the requirements of the Tender Offer Agreement for termination in respect of a takeover proposal, and simultaneously paying the applicable termination fee pursuant to the terms of the Tender Offer Agreement.

For purposes of the Tender Offer Agreement, “Company Material Adverse Effect” for Hampshire is defined to mean any event, state of facts, circumstance, development, change or effect that is materially adverse to the financial condition, business, or results of operations of Hampshire and its subsidiaries, taken as a whole, other than any event, state of facts, circumstance, development, change or effect resulting from (A) changes in general economic or financial market conditions; (B) the announcement of the Tender Offer Agreement and the transactions contemplated thereby; (C) general changes or developments in the industries in which Hampshire and its subsidiaries operate (including, without limitation, changes in commodities prices, costs of raw materials, labor or shipping, general market prices or regulatory changes in any such industry); (D) the outbreak or escalation of hostilities, the declaration of war, the occurrence of any calamity or natural disaster, or acts of terrorism; (E) changes in any law or GAAP or interpretation thereof after February 24, 2009; (F) any failure, in and of itself, by Hampshire to meet any projections or estimates of revenues, earnings or performance for any period (provided, however, that, the underlying cause for such failure may be considered in determining whether there may be a Company Material Adverse Effect); (G) a decline in the price or trading volume of Hampshire’s Shares on the pink sheets; or (H) any event as to which NAF or NAF Acquisition Corp. has provided consent under the Tender Offer Agreement and/or had knowledge of prior to the date hereof or (I) compliance by Hampshire and its subsidiaries with the terms of the Tender Offer Agreement and each other agreement to be executed and delivered in connection therewith, actions permitted by the Tender Offer Agreement (or otherwise consented to by NAF or NAF Acquisition Corp.) or effectuating the financings contemplated by the Tender Offer Agreement.

Effects of Termination of the Tender Offer Agreement

Hampshire will pay, or cause to be paid, to NAF an amount equal to $1,600,000, if the Tender Offer Agreement is terminated by NAF Acquisition Corp. pursuant to paragraph (c)(1) set forth in “Termination of the Tender Offer Agreement” above ; or if (A) a takeover proposal is publicly announced or disclosed and not thereafter terminated or withdrawn prior to the termination of the Tender Offer Agreement, (B) the Tender Offer Agreement is terminated by either NAF Acquisition Corp. or Hampshire pursuant to paragraph (b)(1) or (b)(2) set forth in “Termination of the Tender Offer Agreement” above, and (C) within six (6) months following the date of such termination, Hampshire enters into a contract providing for the implementation of such takeover proposal or consummates such takeover proposal; or if this Agreement is terminated by Hampshire paragraph (d)(2) set forth in “Termination of the Tender Offer Agreement” above.

In the event that the Tender Offer Agreement is terminated by NAF Acquisition Corp. pursuant to (i) paragraph (b)(1) set forth in “Termination of the Tender Offer Agreement” above and the Offer shall have expired or been terminated in accordance with the terms hereof without NAF Acquisition Corp. having accepted for payment any Shares pursuant to the Offer and all conditions set forth under “THE TENDER OFFER — Section 12. Certain Conditions to the Offer”, other than the Minimum Tender Condition, have been satisfied, (ii) paragraph (b)(1) set forth in “Termination of the Tender Offer Agreement” or (iii) paragraph (c)(2) set forth in “Termination of the Tender Offer Agreement”, Hampshire shall reimburse NAF and NAF Acquisition Corp. for all of the expenses incurred by them, subject to a cap of $1,000,000, provided that: (x) neither NAF nor NAF Acquisition Corp. is in breach of the Tender Offer Agreement and (y) no Acquiror Material Adverse Effect has occurred and is continuing at the time of such termination.

For purposes of the Tender Offer Agreement, “Acquiror Material Adverse Effect” means any event, state of facts, circumstance, development, change or effect that would prevent or materially impair or materially delay the ability of NAF or NAF Acquisition Corp. to perform its respective obligations under the Tender Offer Agreement or to consummate the transactions contemplated thereby.

Specific Performance.

The parties to the Tender Offer Agreement agree that irreparable damage would occur in the event that any provision of the Tender Offer Agreement is not performed in accordance with its specific terms or is otherwise breached. Each party to the Tender Offer Agreement agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in the Tender Offer Agreement (including the obligation to consummate the Merger, the Offer or any transaction contemplated by the Tender Offer Agreement), the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages (which shall include in the case of Hampshire, damages suffered by Hampshire’s stockholders as a result of such breach), but only to the extent not otherwise expressly precluded in accordance with the terms of the Tender Offer Agreement) to seek and obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation (including the obligation to consummate the Merger, the Offer or any transaction contemplated by the Tender Offer Agreement), and (ii) an injunction restraining such breach or threatened breach.

Guarantee

Pursuant to a Guarantee dated as of February 23, 2009 (the “Guarantee”) by Efrem Gerszberg in favor of Hampshire, Mr. Gerszberg has unconditionally and irrevocably guaranteed to Hampshire the performance by NAF and NAF Acquisition Corp. of their obligations under the Tender Offer Agreement, including, but not limited to, payment of the Offer Price (the “Obligations”). The Guarantee is an unconditional guarantee of payment and not of collection.

In connection with the Guarantee, Mr. Gerszberg made certain agreements, including: to permit certain modifications to the Obligations and agreements setting forth the Obligations; that certain events or conditions shall not release or discharge the Guarantee; and agreements waiving certain rights, defenses and notices. Mr. Gerszberg also agreed that neither he nor any affiliate will institute proceedings challenging, among other things, the validity or enforceability of the Guarantee, its terms or conditions, and further agreed not to exercise certain rights that he may now have or hereafter acquire against Hampshire in connection with the Guarantee and rights to participate in any claim or remedy of Hampshire against NAF and NAF Acquisition Corp., unless and until all of the Obligations and other amounts payable under the Guarantee shall have been paid in full in cash.

Mr. Gerszberg also agreed, in connection with the Guarantee, to certain customary representations and warranties and other customary terms and conditions.

11.	Source and Amount of Funds

The Offer is not conditioned upon any financing arrangements.

NAF and NAF Acquisition Corp. estimate that the total amount of funds necessary to purchase all of the Shares pursuant to the Offer and to consummate the Merger will be approximately $30,353,866. Mr. Efrem Gerszberg has fully and unconditionally guaranteed the obligations of NAF and NAF Acquisition Corp. under the Tender Offer Agreement.

The purchase price for the exercise, if any, of the Top-Up Option will be paid by NAF or NAF Acquisition Corp., at their election, either entirely in cash or by executing and delivering to Hampshire a promissory note having a principal amount equal to the purchase price for the Top-Up Option Shares. The Tender Offer Agreement provides that any such promissory note shall bear interest at the rate of interest per annum equal to the rate of interest publicly announced by JPMorgan Chase Bank, N.A., in the City of New York, at the time such note is paid as such bank’s prime lending rate, shall mature not later than the fifth anniversary of the date of execution and delivery of such promissory note and may be prepaid without premium or penalty.

Pursuant to the terms of a commitment letter dated February 23, 2009, KEBA, LLC has agreed to provide a loan in the principal amount up to $31,000,000 to NAF Acquisition Corp. to consummate the Offer and the Merger. All of the funds to be provided by KEBA, LLC to NAF Acquisition Corp. to acquire the Shares to be provided by Keith Frankel, its Manager, and Keith Frankel 2007 Investment Trust.

Keith Frankel is and has been President, Chief Executive Officer and a Director of Vitaquest International LLC, since its formation. VitaQuest International LLC, through its subsidiaries, engages in the manufacture, distribution and sale, through drug stores, of vitamins and nutritional supplements in the United States. The company was founded in 1977 and is based in West Caldwell, New Jersey. Mr. Frankel founded Celmark International, Inc. in 1990 and was its President from that time until the merger of Celmark with VitaQuest. Celmark is a leading provider of hydroceuticals. As President of Celmark, Mr. Frankel had principal day-to-day responsibility for its sales and marketing as well as its general operation. Before founding Celmark, Mr. Frankel held various sales, marketing and management positions for predecessor companies. Additionally, Mr. Frankel serves on the board of MidOcean Partners, a private investment firm that manages 3 funds with over $3.5 billion in commitments and specializes in middle market investments in the United States and Europe.

The commitment fee for the KEBA, LLC loan is $4,000,000. Interest will accrue on the principal amount of the loan outstanding from time to time and any unpaid portion of the commitment fee that is not paid when due at the rate of eighteen percent (18%) per annum (the “Interest Rate”). The loan, plus any accrued interest thereon, and the commitment fee, are to be repaid in full on the earlier of the consummation of the Merger or three (3) business days after the business day on which the loan is made on the closing of the Offer, except that (i) that the repayment date will be extended for seven (7) additional business days if the loan is not in default and the Merger is delayed by the commencement of litigation or any other proceeding seeking to delay or enjoin the consummation of the Merger and (ii) if the commitment fee is not paid in full on the repayment date, then interest on any unpaid portion of the commitment fee will accrue, commencing as of the due date thereof, at the Interest Rate, until such unpaid amount is paid in full.

Upon issuance of the loan from KEBA, LLC to NAF Acquisition Corp., KEBA, LLC will be granted a first priority security interest in all of the Shares to be acquired upon the close of the Offer, the Shares purchased upon exercise of the Top-Up Option, if any, and if the loan is not paid in full on the effective date of the Merger, in all of the Shares to be acquired in the Merger. KEBA, LLC will also be granted a first priority perfected security interest in all of the outstanding shares of common stock of NAF Acquisition Corp. until the effective date of the Merger and all of the equity interests in NAF Holdings, LLC and NAF, and in the case of the case of NAF Acquisition Corp., present and future and wherever located accounts, general intangibles, contract rights, all rights to the payment of money, instruments, documents, chattel paper, inventory, machinery, equipment, furniture, fixtures, licenses, trademarks, tradenames, patents, copyrights and other assets of NAF Acquisition Corp., except assets that were held prior to the effective date of the Merger by Hampshire, except as noted below.

In the event the loan is not repaid in full on the effective date of the Merger, KEBA, LLC will retain its security interest in the collateral described in the foregoing paragraph, but KEBA, LLC will have no security interest in the assets of Hampshire that existed immediately prior to the Merger, with the exception of the Minimum KEBA Cash Requirement (as defined below).

The financing commitment described above is subject to customary conditions to such arrangements, including, without limitation, the following conditions precedent:

•	No material adverse change in the condition, financial or otherwise, operations, properties, assets or prospects of NAF or NAF Acquisition Corp. and no Company Material Adverse Effect shall have occurred with respect to Hampshire.

•	The execution of satisfactory loan documentation, including customary, satisfactory legal opinions relating to the loan documents.

•	Immediately prior to the closing of the Offer, Hampshire will have a minimum amount of unrestricted cash in its accounts equal to the aggregate purchase price for the Shares in the Offer (other than the Shares obtained upon the exercise of the Top-Up Option, if any), plus a commitment fee of $4,000,000 (the “Minimum KEBA Cash Requirement”). Prior to KEBA, LLC advancing the loan proceeds, a designated escrow or closing agent must notify NAF, NAF Acquisition Corp. and KEBA, LLC, in writing, which may be by electronic means, that such escrow or closing agent has deposited into an escrow or other account maintained by such escrow or closing agent, in immediately available funds, an amount at least equal to the Minimum KEBA Cash Requirement.

•	KEBA, LLC shall have received an opinion from an investment bank with respect to Hampshire that states that after giving effect to the Merger and the repayment of the loan and commitment fee to KEBA, LLC, Hampshire will be solvent, will be able to pay its debts as they mature and have sufficient capital to carry on its business as presently conducted and as proposed to be conducted. The investment banker or other entity that furnishes said opinion shall be reasonably satisfactory to KEBA, LLC.

•	The Buying Agency Agreement with Li & Fung (Trading) Limited shall have been entered into effective no later than the closing of the Offer.

•	The Minimum Tender Condition shall have been satisfied.

•	All conditions precedent set forth in the Tender Offer Agreement to the obligations of NAF and NAF Acquisition Corp. to consummate the Offer shall have been satisfied and not waived, unless any such waiver has been consented to by KEBA, LLC, which consent may not be unreasonably withheld, delayed or conditioned.

KEBA, LLC is not authorized to terminate its obligations under the KEBA, LLC commitment letter to NAF Acquisition Corp. unless (i) the terms of the proposed transaction or the Tender Offer Agreement are subsequently changed in any material respect and KEBA, LLC has not approved such change, or (ii) a condition precedent set forth in the KEBA, LLC commitment letter has not been satisfied or waived by KEBA, LLC prior to the making of the loan by KEBA, LLC.

NAF has delivered to Hampshire and KEBA, LLC a true and complete copy of the executed Buying Agency Agreement, dated as of December 17, 2008, between NAF Holdings, LLC, parent of NAF, and Li & Fung (Trading) Limited (“Li & Fung”), pursuant to which Li & Fung has agreed to perform the services and assume the responsibilities pursuant to the terms of the Buying Agency Agreement, which will include, for purchase orders that were placed before the date that Li & Fung commences its role as buying agent, the release or replacement of the existing letters of credit issued in respect of Hampshire’s business. It is anticipated that Li & Fung will commence its role as buying agent under the Buying Agency Agreement immediately after the closing of the Offer. The Buying Agency Agreement is in full force and effect and has not been replaced, amended or modified, and the obligations contained therein have not been withdrawn or rescinded in any respect.

Li & Fung is a subsidiary of the Li & Fung Group, a publicly traded company on the Hong Kong Exchange. Founded in Guangzhou in 1906, the Li & Fung Group is a multinational group of companies doing business in three distinct core areas — sourcing through Li & Fung Limited, distribution through Integrated Distribution Services Group Limited (IDS) and retailing through Convenience Retail Asia Limited (CRA) and other privately held entities. The Li & Fung Group has a total staff of over 34,000 across 40 economies worldwide, with a total revenue of close to US$14 billion in 2007.

NAF will take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper and advisable, and Hampshire will cooperate reasonably with NAF and NAF Acquisition Corp., to (x) arrange for and consummate the issuance of guarantees, letters of credit, surety bonds or similar instruments (“LCs”) by HSBC Bank USA, National Association, Li & Fung or any of its affiliates, a financial institution of comparable creditworthiness and reputation, or any other entity that is reasonably acceptable to Hampshire’s existing lenders for the account of, or the issuance or grant by Li & Fung of a lien in sufficient assets to Hampshire’s existing lenders at or prior to the time of acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer or (y) deposit sufficient cash as collateral for Hampshire’s existing lenders at or prior to the time of acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer, in each case, in a form and substance reasonably satisfactory to Hampshire’s existing lenders, in order to obtain the release of any and all security interests in the cash on hand of Hampshire up to an amount equal to 38,000,000 (less certain amounts designated by NAF or NAF Acquisition Corp. as collateral for Hampshire’s existing lenders in respect of the standby LCs, as described in the following paragraph).

At the request of NAF or NAF Acquisition Corp. at or prior to the time of acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer, Hampshire shall maintain sufficient cash as collateral for Hampshire’s existing lenders in respect of the standby LCs issued in respect of obligations of Hampshire or its subsidiaries outstanding at such time. NAF and NAF Acquisition Corp. have been advised by Hampshire that the aggregate amount of reimbursement obligations under the standby LCs, as of February 27, 2009, is approximately $3,121,667.

NAF and NAF Acquisition Corp. have no alternative financing arrangements or alternative financing plans in the event the above described primary financing plans fall through.

Under the terms of the Tender Offer Agreement, if any portion of the financing arrangement becomes unavailable on the terms and conditions substantially similar to those contemplated in the KEBA, LLC commitment letter or if the KEBA, LLC commitment letter is terminated or modified in a manner materially adverse to NAF for any reason, NAF will use its best efforts to arrange to obtain alternative financing from alternative sources in an amount sufficient to consummate the Offer, the Merger and the transactions contemplated by the Tender Offer Agreement and to obtain a new financing commitment that provides for at least the same amount of financing as the KEBA, LLC commitment letter, and on terms and conditions not materially less favorable to NAF or NAF Acquisition Corp. than those included in the KEBA, LLC commitment letter.

If NAF no longer believes in good faith that Li & Fung will perform under the Buying Agency Agreement, NAF will use its best efforts to arrange to obtain an alternate provider in an amount and manner sufficient to release the liens held by the existing lenders.

12.	Certain Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to the terms and conditions set forth in the Tender Offer Agreement, neither NAF nor NAF Acquisition Corp. will not be required to accept for payment or pay for, and may delay the acceptance for payment of or the payment for, any tendered Shares, and may terminate the Offer and not accept for payment any tendered Shares, unless:

(a) the Minimum Tender Condition has been satisfied.

(b) at the time of acceptance for payment by NAF Acquisition Corp. of Shares pursuant to the Offer, Hampshire shall either (i) have in its accounts cash in immediately available funds, free and clear of any and all liens in an amount no less than $38,000,000 (less certain amounts designated by NAF) or (ii) shall have deposited or caused to be deposited such amount into a segregated account with JPMorgan Chase Bank, N.A., or such other person agreed to by the parties to the Tender Offer Agreement; and

(c) all material consents relating to one of Hampshire’s contracts shall have been obtained.

Notwithstanding any other term of the Offer or the Tender Offer Agreement, neither NAF nor NAF Acquisition Corp. will be required to accept for payment or, subject as aforesaid, to pay for, and may delay the acceptance for payment of, any Shares tendered pursuant to the Offer if, at any time on or after the date of the Tender Offer Agreement and before the Expiration Time, any of the following conditions exists:

(a) there shall be an injunction or other order, decree, judgment or ruling issued by a governmental entity of competent jurisdiction or a statute, rule, regulation, executive order or other action shall have been enacted, promulgated or taken by a governmental entity of competent jurisdiction which in any such case:

(i) restrains or prohibits the making or consummation of the Offer or the consummation of the Merger or the performance of the other transactions contemplated by the Tender Offer Agreement,

(ii) prohibits or restricts the ownership or operation by NAF (or any of its affiliates or subsidiaries) of any portion of its or Hampshire’s business or assets which is material to the business of all such entities taken as a whole, or compels NAF (or any of its affiliates or subsidiaries) to dispose of or hold separate any portion of its or the Hampshire’s business or assets which is material to the business of all such entities taken as a whole,

(iii) imposes material limitations on the ability of NAF effectively to acquire or to hold or to exercise full rights of ownership of the Shares on all matters properly presented to the stockholders of Hampshire or compels NAF, NAF Acquisition Corp. or Hampshire to dispose of or hold separate all or any portion of NAF’s or Hampshire’s business or assets (including the business or assets of their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or the Merger except as would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Hampshire or NAF,

(iv) revokes, rescinds or invalidates Hampshire’s board recommendation,

(v) provides for the payment by Hampshire, NAF or NAF Acquisition Corp. of material damages as a result of the Tender Offer Agreement,

(vi) imposes any material limitations on the ability of NAF or any of its respective affiliates or subsidiaries to effectively control in any material respect the business and operations of Hampshire and any of the subsidiaries, or

(vii) otherwise would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or an Acquiror Material Adverse Effect (as applicable); or

(b) since the date of the Tender Offer Agreement, there shall have occurred or been discovered any event, change, occurrence or development that, individually or in the aggregate, has had a Company Material Adverse Effect; or

(c) all representations and warranties of Hampshire set forth in the Tender Offer Agreement shall not be true and correct both when made and at and as of the time of acceptance for payment by NAF Acquisition Corp. of Shares, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(d) Hampshire shall have failed to perform in all material respects all obligations, or failed to comply in all material respects with the agreements and covenants, required to be performed by or complied with by it pursuant to the Tender Offer Agreement at or before the time of acceptance for payment by NAF Acquisition Corp. of Shares; provided, however, that in the event that a breach of a covenant by Hampshire is curable by Hampshire, then Hampshire shall have until the earlier of (i) the date of the closing of the Offer and (ii) ten (10) business days following the written notice from NAF, to cure any such breach; or

(e) the Tender Offer Agreement shall have been terminated in accordance with its terms.

The foregoing conditions shall be in addition to, and not a limitation of the rights of NAF and NAF Acquisition Corp. to extend, terminate and/or modify the Offer pursuant to the terms and conditions of the Tender Offer Agreement. The above conditions are for the sole benefit of NAF and NAF Acquisition Corp. and subject to the terms and conditions of the Tender Offer Agreement, may be waived by NAF or NAF Acquisition Corp., in whole or in part, at any time, at the sole discretion of NAF or NAF Acquisition Corp. The failure by NAF, NAF Acquisition Corp. or any other affiliate of NAF at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

13.	Merger and Appraisal Rights

Merger

If NAF Acquisition Corp. acquires at least one (1) Share more than 90% of the Shares of Hampshire common stock then issued and outstanding pursuant to the Offer or the exercise, if any, of the Top-Up Option, or otherwise, NAF Acquisition Corp. will consummate a “short-form” merger pursuant to Section 253 of the DGCL promptly following completion of the Offer. Section 253 of the DGCL provides that if NAF Acquisition Corp. owns at least one (1) Share more than 90% of the outstanding Shares of Hampshire stock, NAF Acquisition Corp. may merge itself into Hampshire by executing, acknowledging and filing, in accordance with Section 103 of the DGCL, a certificate of such ownership and merger setting forth a copy of the resolution of NAF Acquisition Corp.’s board of directors to so merge (including a statement of the terms and conditions of the merger and the consideration to be paid upon surrender of Shares not owned by NAF Acquisition Corp.) and the date of its adoption. Under Section 253 of the DGCL, such a merger of Hampshire with NAF Acquisition Corp. would not require the approval or any other action on the part of the board of directors or the stockholders of Hampshire. Therefore, if at least one (1) Share more than 90% of the outstanding Shares are acquired by NAF Acquisition Corp. pursuant to the Offer or otherwise, NAF Acquisition Corp. will be able, and intends, to effect the Merger without meeting or vote of Hampshire’s stockholders or directors.

Appraisal Rights

Holders of Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, each holder of Shares who has not tendered his Shares in the Offer and who properly demands an appraisal under Section 262 of the DGCL will be entitled to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid from the date of the Merger. Delaware law defines such fair value as the stockholder’s proportionate interest in the corporation as a going concern. In determining such fair value, the Court of Chancery may consider all relevant factors. The value so determined could be more or less than the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earnings capacity.

If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided the DGCL, the Shares of such stockholder will be converted into the cash consideration offered in the Merger. A stockholder may withdraw his or her demand for appraisal by delivery to Hampshire (the surviving corporation) of a written withdrawal of his or her demand for an and an acceptance of the Merger.

The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached as Schedule B to this Offer to Purchase.

FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DGCL FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF SUCH RIGHTS.

14.	Certain Legal Matters

General

Except as otherwise set forth in this Offer to Purchase, we are not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Shares by NAF or NAF Acquisition Corp. pursuant to the Offer. Should any such approval or other action be required, NAF and NAF Acquisition Corp. currently expect that such approval or action would be sought or taken. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to Hampshire’s business or that certain parts of Hampshire’s business might not have to be disposed of if any such approvals were not obtained or other action taken.

Section 203 of the Delaware General Corporation Law and Hampshire’s Certificate of Incorporation

In general, Section 203 of the DGCL is an anti-takeover statute that prevents an “Interested Stockholder” (defined generally as a person with 15% or more of a corporation’s outstanding voting stock) of a Delaware corporation from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with such corporation for three years following the date such person became an Interested Stockholder, unless: (i) before such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in such person becoming an Interested Stockholder; (ii) upon consummation of the transaction that resulted in such person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and by employee stock ownership plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an Interested Stockholder, the Business Combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder. A corporation may opt out of Section 203 in its certificate of incorporation. Hampshire’s certificate of incorporation is silent with respect to Section 203.

The board of directors of Hampshire approved the Tender Offer Agreement and the transactions contemplated thereby prior to the acquisition by NAF Acquisition Corp. of Shares.

15.	Miscellaneous

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. NAF Acquisition Corp. may, however, in its sole discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

NAF Acquisition Corp. is not aware of any jurisdiction in which the making of the Offer or the acceptance of Shares in connection therewith would not be in compliance with the laws of such jurisdiction.

NAF and NAF Acquisition Corp. have filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Statements, and any amendments thereto, including exhibits, may be examined and copies may be obtained from the principal office of the SEC in Washington, D.C. in the manner set forth in “THE TENDER OFFER — Section 8. Certain Information Regarding Hampshire, NAF and NAF Acquisition Corp.”

No person has been authorized to give any information or make any representation on behalf of NAF or NAF Acquisition Corp. not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchaser nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of NAF, NAF Acquisition Corp., Hampshire or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

NAF ACQUISITION CORP.

February 27, 2009

SCHEDULE A

INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS
OF
NAF HOLDINGS II, LLC, AND
NAF ACQUISITION CORP.

Set forth below is the name and current position of the Manager of NAF Holdings II, LLC and President, Treasurer, Secretary and the sole Director of NAF Acquisition Corp. A description of his current principal occupation or employment, and material occupations, positions, offices or employment for the past five years is listed below. Mr. Efrem Gerszberg has not, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding or any violation of U.S. federal or state securities laws.

Unless otherwise indicated, the current business address and telephone number of each director and executive officer of NAF and NAF Acquisition Corp. is 1100 North Market Street, Wilmington, DE 19890. Mr. Efrem Gerszberg is a citizen of the United States.

Efrem Gerszberg, age 34, is the Manager of NAF Holdings II, LLC and President, Treasurer, Secretary and the sole Director of NAF Acquisition Corp. NAF Holdings, LLC holds all the outstanding membership interests in NAF Holdings II, LLC and is 95% owned, and is controlled by, Mr. Efrem Gerszberg, who is its Manager. Mr. Gerszberg is also the President of George Foreman Enterprises, Incorporated (OTCBB: “GFME.OB”), has served in such capacity since May 2004 and has served as a member of its board of directors since August 15, 2005. Mr. Gerszberg was also a member of the board of directors of Whitehall Jewelers, Inc. From 2003 -2007, Mr. Gerszberg was the Chief Operating Officer of Jewelcor Management, Inc., an entity primarily engaged in investment and management services. Mr. Gerszberg served on the board of directors of Web.com, Inc. (OTC: “WWWW”) from 2005-2008. Mr. Gerszberg previously served on the Board of Directors of Ecko Unlimited. Mr. Gerszberg earned his Juris Doctor degree from Rutgers University School of Law.

SCHEDULE B

SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW

§ 262 Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

The Depositary for the Offer is:

The Colbent Corporation

By Mail:	By Hand:	By Overnight, Certified or
Express Mail Delivery:
The Colbent Corporation	The Colbent Corporation	The Colbent Corporation
Attn: Corporate Actions	Attn: Corporate Actions	Attn: Corporate Actions
Hampshire Group, Limited	Hampshire Group, Limited	Hampshire Group, Limited
P.O. Box 859208	161 Bay State Drive	161 Bay State Drive
Braintree MA 02185-9208	Braintree MA 02184	Braintree MA 02184

By Facsimile:	Confirm Facsimile by Telephone:

(781) 930-4942	(781) 930-4900
(For Eligible Institutions Only)	(For Confirmation Only)

Questions and requests for assistance may be directed to the Information Agent at address and telephone number listed below. Additional copies of this Offer to Purchase, the Letter of Transmittal and other tender offer materials may be obtained from the Information Agent as set forth below and will be furnished promptly at NAF’s expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Bankers and brokers call: (212) 269-5550
or
Call Toll-Free (800) 431-9643